  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 1995

                                                 REGISTRATION NO. 33-60413
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               ---------------

                           MERRILL LYNCH & CO., INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              13-2740599
    (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

                            WORLD FINANCIAL CENTER
                                  NORTH TOWER
                         NEW YORK, NEW YORK 10281-1334
                                (212) 449-1000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                           ROSEMARY T. BERKERY, ESQ.
                           ASSOCIATE GENERAL COUNSEL
                           MERRILL LYNCH & CO., INC.
                            WORLD FINANCIAL CENTER
                                  NORTH TOWER
                         NEW YORK, NEW YORK 10281-1334
                                (212) 449-6990
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:

                           NORMAN D. SLONAKER, ESQ.
                                 BROWN & WOOD
                            ONE WORLD TRADE CENTER
                           NEW YORK, NEW YORK 10048

                               ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

PROSPECTUS      PRELIMINARY PROSPECTUS DATED JULY 10, 1995
                                      LOGO
                               5,000,000 STRYPES
                           MERRILL LYNCH & CO., INC.

                      % STRYPES SM DUE AUGUST 15, 1998

       PAYABLE WITH SHARES OF COMMON STOCK OF MGIC INVESTMENT CORPORATION
                         (OR CASH WITH AN EQUAL VALUE)

                                  ----------

  The issue price of each Structured Yield Product Exchangeable for Stock SM,
  % STRYPES SM Due August 15, 1998 (each, a "STRYPES") of Merrill Lynch & Co.,
Inc. (the "Company") being offered hereby is $   , which amount is equal to the
last sale price of the common stock, par value $1.00 per share (the "MGIC Common Stock"), of MGIC Investment Corporation, a Wisconsin corporation ("MGIC
Investment"), on      , 1995, as reported on the New York Stock Exchange
Composite Tape (the "Initial Price"). The STRYPES will mature on August 15,
1998 (the "Maturity Date"). Interest on the STRYPES, at the rate of   % of the
issue price per annum, is payable in cash quarterly in arrears on February 15, May 15, August 15 and November 15, beginning November 15, 1995, and on the Maturity Date. The STRYPES are not subject to redemption or any sinking fund prior to maturity. The STRYPES will be unsecured obligations of the Company ranking pari passu with all of its other unsecured and unsubordinated indebtedness. See "Description of the STRYPES--Ranking."

  On the Maturity Date, the Company will pay and discharge each STRYPES by delivering to the holder thereof a number of shares of MGIC Common Stock (or, at the Company's option, which may be exercised with respect to all, but not less than all, shares of MGIC Common Stock deliverable on the Maturity Date, cash with an equal value) determined in accordance with the following formula (the "Payment Rate Formula"), subject to certain adjustments: (a) if the
Maturity Price is greater than or equal to $    per share of MGIC Common Stock
(the "Threshold Appreciation Price"),     shares of MGIC Common Stock per
STRYPES, (b) if the Maturity Price is less than the Threshold Appreciation Price but is greater than the Initial Price, a number of shares of MGIC Common Stock per STRYPES so that the value thereof (determined based on the Maturity Price) equals the Initial Price and (c) if the Maturity Price is less than or equal to the Initial Price, one share of MGIC Common Stock per STRYPES. The "Maturity Price" means the average Closing Price (as defined herein) per share of MGIC Common Stock on the 20 Trading Days (as defined herein) immediately prior to the Maturity Date. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE AMOUNT RECEIVABLE BY HOLDERS OF THE STRYPES ON THE MATURITY DATE WILL BE EQUAL TO OR GREATER THAN THE ISSUE PRICE OF THE STRYPES. IF THE MATURITY PRICE OF THE MGIC COMMON STOCK IS LESS THAN THE INITIAL PRICE, SUCH AMOUNT RECEIVABLE ON THE MATURITY DATE WILL BE LESS THAN THE ISSUE PRICE PAID FOR THE STRYPES, IN WHICH CASE AN INVESTMENT IN STRYPES WILL RESULT IN A LOSS. See "Description of the STRYPES."

  Reference is made to the accompanying prospectus of MGIC Investment covering the shares of MGIC Common Stock which may be received by a holder of the STRYPES at Maturity.

  MGIC Investment is not affiliated with the Company, will not receive any of the proceeds from the sale of the STRYPES and will have no obligations with respect to the STRYPES.

  SEE "RISK FACTORS" ON PAGE 6 OF THIS PROSPECTUS FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE STRYPES.

  For a discussion of certain United States Federal income tax consequences for holders of the STRYPES, see "Certain United States Federal Income Tax Considerations."

  The MGIC Common Stock is listed on the New York Stock Exchange ("NYSE") under the trading symbol "MTG." The STRYPES have been approved for listing on the NYSE, subject to official notice of issuance.

                                  ----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
    PASSED   UPON   THE   ACCURACY   OR  ADEQUACY   OF   THIS   PROSPECTUS.
      ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                              PRICE TO  UNDERWRITING PROCEEDS TO
                                              PUBLIC(1) DISCOUNT(2)  COMPANY(3)
- --------------------------------------------------------------------------------
Per STRYPES.................................     $          $            $
- --------------------------------------------------------------------------------
Total(4)....................................    $          $            $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from      , 1995 to the date of delivery.
(2) The Company, MGIC Investment and The Northwestern Mutual Life Insurance Company have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $   .
(4) The Company has granted the Underwriter an option for 30 days to purchase up to an additional 750,000 STRYPES at the initial public offering price per STRYPES, less the underwriting discount, solely to cover over-
    allotments. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $   , $    and $   , respectively. See "Underwriting."

                                  ----------

  The STRYPES are offered by the Underwriter, subject to prior sale, when, as and if issued to and accepted by the Underwriter and subject to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the STRYPES will be made in New York, New York, on or about July , 1995.

  This Prospectus may be used by the Underwriter in connection with offers and sales related to market-making transactions in the STRYPES. The Underwriter may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.
                                  ----------
SM Service Mark of Merrill Lynch & Co., Inc.
                              MERRILL LYNCH & CO.
                                  ----------

               The date of this Prospectus is July  , 1995.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE STRYPES AND THE MGIC COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Northeast Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, the American Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange.

  The Company has filed a Registration Statement on Form S-3 (the
"Registration Statement") with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the STRYPES. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's Annual Report on Form 10-K for the year ended December 30, 1994, Quarterly Report on Form 10-Q for the period ended March 31, 1995, and Current Reports on Form 8-K dated January 12, 1995, January 23, 1995, February 8, 1995, February 9, 1995, March 3, 1995, March 9, 1995, April 18, 1995, May
2, 1995 and May 23, 1995 filed pursuant to Section 13 of the Exchange Act, are hereby incorporated by reference into this Prospectus.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the STRYPES shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY (WITHOUT EXHIBITS OTHER THAN EXHIBITS SPECIFICALLY INCORPORATED BY REFERENCE) OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO MR. GREGORY T. RUSSO, SECRETARY, MERRILL LYNCH & CO., INC., 100 CHURCH STREET, 12TH FLOOR, NEW YORK, NEW YORK 10080-6512; TELEPHONE NUMBER (212) 602-8435.

                               ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the information incorporated by reference in this Prospectus and by the more detailed information included elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus assumes that the Underwriter's over-allotment option is not exercised.

                           MERRILL LYNCH & CO., INC.

  Merrill Lynch & Co., Inc. is a holding company that, through its subsidiaries and affiliates, provides investment, financing, insurance, and related services on a global basis. Its principal subsidiary, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), is one of the largest securities firms in the world.

                          MGIC INVESTMENT CORPORATION

  MGIC Investment Corporation is a holding company which, through its indirect wholly owned subsidiary, Mortgage Guaranty Insurance Corporation, is a leading provider of private mortgage insurance coverage in the United States to mortgage bankers, savings institutions, commercial banks, mortgage brokers, credit unions and other lenders. Private mortgage insurance covers residential first mortgage loans and expands home ownership opportunities by enabling people to purchase homes with less than 20% down payments. If the home owner defaults, private mortgage insurance reduces and, in some instances, eliminates the loss to the insured institution. Private mortgage insurance also facilitates the sale of low down payment mortgage loans in the secondary mortgage market, principally to the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. In addition to mortgage insurance, MGIC Investment, through other subsidiaries, provides various underwriting and contract services related to home mortgage lending.

  Reference is made to the accompanying prospectus of MGIC Investment covering the shares of MGIC Common Stock which may be received by a holder of STRYPES on the Maturity Date. MGIC Investment is not affiliated with the Company, will not receive any of the proceeds from the sale of the STRYPES and will have no obligations with respect to the STRYPES. THE PROSPECTUS OF MGIC INVESTMENT IS BEING ATTACHED HERETO AND DELIVERED TO PROSPECTIVE PURCHASERS OF STRYPES TOGETHER WITH THIS PROSPECTUS FOR CONVENIENCE OF REFERENCE ONLY. THE PROSPECTUS OF MGIC INVESTMENT DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS, NOR IS IT INCORPORATED BY REFERENCE HEREIN.

                                  THE STRYPES

Offering..................  5,000,000 STRYPES

Issue Price...............  $   per STRYPES

Maturity Date.............
                            August 15, 1998

Interest Rate.............    % of the issue price per annum, or $    per
                             STRYPES per quarter, payable in cash quarterly in arrears

Interest Payment Dates....
                            February 15, May 15, August 15 and November 15, be-
                             ginning November 15, 1995, and the Maturity Date.

Payment at Maturity.......
                            On the Maturity Date, the Company will pay and dis-
                             charge each STRYPES by delivering to the holder thereof a number of shares of MGIC Common Stock (or, at the Company's option, which may be exer-cised with respect to all, but not less than all, shares of MGIC Common Stock deliverable on the Ma-turity Date, cash with an equal value) determined in accordance with the following Payment Rate For-mula, subject to certain adjustments: (a) if the
                             Maturity Price is greater than or equal to $   per
                             share of MGIC Common Stock (the "Threshold Appre-
                             ciation Price"),     shares of MGIC Common Stock
                             per STRYPES, (b) if the Maturity Price is less than the Threshold Appreciation Price but is greater than the Initial Price, a number of shares of MGIC Common Stock per STRYPES so that the value thereof (determined based on the Maturity Price) equals the Initial Price and (c) if the Maturity Price is less than or equal to the Initial Price, one share of MGIC Common Stock per STRYPES. The "Maturity Price" means the average Closing Price per share of MGIC Common Stock on the 20 Trading Days immediately prior to the Maturity Date. AC-CORDINGLY, THERE CAN BE NO ASSURANCE THAT THE AMOUNT RECEIVABLE BY HOLDERS OF THE STRYPES ON THE MATURITY DATE WILL BE EQUAL TO OR GREATER THAN THE ISSUE PRICE OF THE STRYPES. IF THE MATURITY PRICE OF THE MGIC COMMON STOCK IS LESS THAN THE INITIAL PRICE, SUCH AMOUNT RECEIVABLE ON THE MATURITY DATE WILL BE LESS THAN THE ISSUE PRICE PAID FOR THE STRYPES, IN WHICH CASE AN INVESTMENT IN STRYPES WILL RESULT IN A LOSS. See "Description of the STRYPES--General."

No Redemption, Sinking
 Fund or Payment prior to
 Maturity.................  The STRYPES are not subject to redemption by the
                             Company prior to the Maturity Date and do not con-tain any sinking fund or other mandatory redemp-tion provisions. The STRYPES are not subject to payment prior to the Maturity Date at the option of the holder.

Ranking...................

                            The STRYPES will be unsecured obligations of the
                             Company ranking pari passu with all of its other unsecured and unsubordinated indebtedness. See "Description of the STRYPES--Ranking."

Relationship to MGIC
 Common Stock.............

                            The STRYPES will bear interest at   % of the issue
                             price per annum, a yield substantially in excess
                             of the   % dividend yield of MGIC Common Stock
                             based on the last sale price of the MGIC Common
                             Stock on      , 1995, as reported on the NYSE Com-
                             posite Tape, and the current $   per share quar-
                             terly dividend payable on the MGIC Common Stock. However, the opportunity for equity appreciation afforded by an investment in the STRYPES is less than the opportunity for equity appreciation af-forded by a direct investment in the MGIC Common Stock because the amount receivable by a holder of a STRYPES on the Maturity Date will only exceed the issue price of such STRYPES if the Maturity Price of the MGIC Common Stock exceeds the Thresh-old Appreciation Price (which represents an appre-
                             ciation of   % over the Initial Price). Moreover,
                             holders of the STRYPES will only be entitled to
                             receive on the Maturity Date   % (the percentage
                             equal to the Initial Price divided by the Thresh-old Appreciation Price) of any appreciation of the value of MGIC Common Stock in excess of the Threshold Appreciation Price. Holders of the STRYPES will not be entitled to any rights with respect to the MGIC Common Stock (including, with-out limitation, voting rights and rights to re-ceive any dividends or other distributions in re-spect thereof) unless and until such time, if any, as the Company shall have delivered shares of MGIC Common Stock for STRYPES on the Maturity Date and unless the applicable record date, if any, for the exercise of such rights occurs after such deliv-ery.

Purchase Contract with
 The Northwestern Mutual
 Life Insurance Company...

                            The Company has entered into a contract (the "Pur-
                             chase Contract") to purchase from The Northwestern Mutual Life Insurance Company ("NML") immediately prior to the Maturity Date of the STRYPES, at an aggregate purchase price equal to the total issue price for the STRYPES, less the total underwriting discount, plus an adjustment for an interest dif-ferential factor, a number of shares of MGIC Com-mon Stock equal to the number required by the Com-pany to pay and discharge all of the STRYPES (in-cluding any STRYPES issued pursuant to the over-allotment option granted by the Company to the Un-derwriter). See "Certain Arrangements With NML." NML will be obligated to deliver such shares of MGIC Common Stock pursuant to the Purchase Con-tract only upon payment by the Company of the con-sideration therefor. In lieu of delivering shares of MGIC Common Stock, NML has the option, exercis-able in its sole discretion, to require that obli-gations under the Purchase Contract be satisfied by a cash payment or net cash settlement based upon the value of such number of shares of MGIC Common Stock at the Maturity Price. Such option, if exercised by NML, must be exercised with re-spect to all shares of MGIC Common Stock delivera-ble pursuant to the Purchase Contract. NML has no obligations with respect to the STRYPES or amounts to be paid to holders thereof, including any obligation to take the needs of the Company or of holders of the STRYPES into consideration in determining whether to deliver shares of MGIC Com-mon Stock or cash or for any other reason. The Purchase Contract between the Company and NML is a commercial transaction and does not create any rights in, or for the benefit of, any third party, including any holder of STRYPES.

                            Under the Purchase Contract, the Company has agreed
                              to pay and discharge the STRYPES by delivering to the holders thereof on the Maturity Date the form of consideration that it receives from NML.

Certain United States
 Federal Income Tax
 Considerations......
                            Prospective investors in the STRYPES should be
                             aware that there exists uncertainty concerning the proper United States Federal income tax character-ization and treatment of the STRYPES. Accordingly, prospective investors should consider the tax con-sequences of investing in the STRYPES. See "Risk Factors--Tax Matters" and "Certain United States Federal Income Tax Considerations."

Global Notes.........
                            Upon issuance, all STRYPES will be represented by
                             one or more global securities deposited with, and registered in the name of, the Securities Deposi-tory or a nominee thereof. As a result, the Secu-rities Depository, or its nominee, will be consid-ered the sole owner of the STRYPES under the In-denture. Ownership interests of actual purchasers of STRYPES will be recorded on the records of par-ticipants in the Securities Depository. See "De-scription of the STRYPES--Securities Depository."

Use of Proceeds...........  For general corporate purposes. The net proceeds will be temporarily invested by the Company or ap-plied by the Company to the reduction of short-term indebtedness pending their application. See "Use of Proceeds."

                                 RISK FACTORS

COMPARISON TO OTHER DEBT SECURITIES; RELATIONSHIP TO MGIC COMMON STOCK

  The terms of the STRYPES differ from those of ordinary debt securities in that the value of the MGIC Common Stock (or, pursuant to the option of the Company, the amount of cash) that a holder of a STRYPES will receive on the Maturity Date is not fixed, but is based on the Maturity Price of the MGIC Common Stock (see "Description of the STRYPES"). THERE CAN BE NO ASSURANCE THAT SUCH AMOUNT RECEIVABLE BY THE HOLDER ON THE MATURITY DATE WILL BE EQUAL TO OR GREATER THAN THE ISSUE PRICE OF THE STRYPES. IF THE MATURITY PRICE OF THE MGIC COMMON STOCK IS LESS THAN THE INITIAL PRICE, SUCH AMOUNT RECEIVABLE ON THE MATURITY DATE WILL BE LESS THAN THE ISSUE PRICE PAID FOR THE STRYPES, IN WHICH CASE AN INVESTMENT IN STRYPES WILL RESULT IN A LOSS. ACCORDINGLY, A HOLDER OF STRYPES ASSUMES THE RISK THAT THE MARKET VALUE OF THE MGIC COMMON STOCK MAY DECLINE, AND THAT SUCH DECLINE COULD BE SUBSTANTIAL. REFERENCE IS MADE TO THE ACCOMPANYING PROSPECTUS OF MGIC INVESTMENT, INCLUDING THE INFORMATION UNDER THE CAPTION "RISK FACTORS" THEREIN.

LIMITATIONS ON OPPORTUNITY FOR EQUITY APPRECIATION

  The opportunity for equity appreciation afforded by an investment in the STRYPES is less than the opportunity for equity appreciation afforded by a direct investment in the MGIC Common Stock, because the amount receivable by a holder of a STRYPES on the Maturity Date will only exceed the issue price of such STRYPES if the Maturity Price of the MGIC Common Stock exceeds the
Threshold Appreciation Price (which represents an appreciation of    % over
the Initial Price). Moreover, holders of the STRYPES will only be entitled to
receive on the Maturity Date    % (the percentage equal to the Initial Price
divided by the Threshold Appreciation Price) of any appreciation of the value of MGIC Common Stock in excess of the Threshold Appreciation Price. Because the price of the MGIC Common Stock is subject to market fluctuations, the value of the MGIC Common Stock (or, pursuant to the option of the Company, the amount of cash) received by a holder of a STRYPES on the Maturity Date, determined as described herein, may be more or less than the issue price of the STRYPES.

FACTORS AFFECTING TRADING PRICES

  The trading prices of the STRYPES in the secondary market will be directly affected by the trading prices of the MGIC Common Stock in the secondary market. It is impossible to predict whether the price of MGIC Common Stock will rise or fall. Trading prices of MGIC Common Stock will be influenced by MGIC Investment's operating results and prospects and by economic, financial and other factors and market conditions that can affect the capital markets generally, including the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of MGIC Common Stock in the market subsequent to the offering of the STRYPES or the perception that such sales could occur.

NO STOCKHOLDER RIGHTS

  Holders of the STRYPES will not be entitled to any rights with respect to the MGIC Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions in respect thereof) unless and until such time, if any, as the Company shall have delivered shares of MGIC Common Stock for STRYPES on the Maturity Date and, unless the applicable record date, if any, for the exercise of such rights occurs after such date. For example, in the event that an amendment is proposed to the Articles of Incorporation or By-Laws of MGIC Investment and the record date for determining the stockholders of record entitled to vote on such amendment occurs prior to such delivery, holders of the STRYPES will not be entitled to vote on such amendment.

NO AFFILIATION BETWEEN THE COMPANY AND MGIC INVESTMENT

  The Company has no affiliation with MGIC Investment, and MGIC Investment has no obligations with respect to the STRYPES or amounts to be paid to holders thereof, including any obligation to take the needs of the Company or of holders of the STRYPES into consideration for any reason. MGIC Investment will not receive any of the proceeds of the offering of the STRYPES made hereby and is not responsible for, and has not participated in, the determination of the timing of, prices for or quantities of the STRYPES to be issued or the determination or calculation of the amount receivable by holders of the STRYPES at maturity. MGIC Investment is not involved with the administration or trading of the STRYPES and has no obligations with respect to the amount receivable by holders of the STRYPES at maturity.

PURCHASE FROM NML

  Pursuant to the Purchase Contract, the Company will purchase from NML immediately prior to the Maturity Date of the STRYPES, at an aggregate purchase price equal to the total issue price for the STRYPES, less the total underwriting discount, plus an adjustment for an interest differential factor, a number of shares of MGIC Common Stock equal to the number required by the Company to pay and discharge all of the STRYPES (including any STRYPES issued pursuant to the over-allotment option granted by the Company to the Underwriter). See "Certain Arrangements With NML." NML will be obligated to deliver such shares of MGIC Common Stock pursuant to the Purchase Contract only upon payment by the Company of the consideration therefor. In lieu of delivering shares of MGIC Common Stock, NML has the option, exercisable in its sole discretion, to require that obligations under the Purchase Contract be satisfied by a cash payment or net cash settlement based upon the value of such number of shares of MGIC Common Stock at the Maturity Price. Such option, if exercised by NML, must be exercised with respect to all shares of MGIC Common Stock deliverable pursuant to the Purchase Contract. The Company has agreed to pay and discharge the STRYPES by delivering to the holders thereof on the Maturity Date the form of consideration that it receives from NML under the Purchase Contract. The net proceeds from the sale of the STRYPES will be used by the Company for general corporate purposes. See "Use of Proceeds."

  The Company has no affiliation with NML, and NML has no obligations with respect to the STRYPES or amounts to be paid to holders thereof, including any obligation to take the needs of the Company or of holders of the STRYPES into consideration in determining whether to deliver shares of MGIC Common Stock or cash or for any other reason. NML is not responsible for the determination or calculation of the amount receivable by holders of the STRYPES at maturity. The Purchase Contract between the Company and NML is a commercial transaction and does not create any rights in, or for the benefit of, any third party, including any holder of STRYPES.

  In the event NML does not perform under the Purchase Contract, the Company will be required to otherwise acquire shares of MGIC Common Stock for delivery to the holders of the STRYPES, unless it elects to exercise its option to deliver cash with an equal value.

TAX MATTERS

  Because of an absence of authority as to the proper characterization of the STRYPES, their ultimate tax treatment is uncertain. Accordingly, no assurances can be given that any particular characterization and treatment of the STRYPES will be accepted by the Internal Revenue Service ("IRS") or upheld by a court. However, it is the opinion of Brown & Wood, counsel to the Company, that the characterization and tax treatment of the STRYPES described herein (and described in greater detail under "Certain United States Federal Income Tax Considerations"), while not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the IRS, will not result in the imposition of penalties. The Indenture will require that any holder subject to U.S. Federal income tax include currently in income, for U.S. Federal income tax purposes, payments denominated as interest that are made with respect to a STRYPES in accordance with such holder's regular method of tax accounting. The Indenture also requires the Company and holders to treat each STRYPES for tax purposes as a unit (a "Unit") consisting of (i) a debt instrument (the "Debt Instrument") with a fixed principal amount unconditionally payable on the Maturity Date equal to the issue price of the STRYPES and bearing interest at the stated interest rate on the STRYPES and (ii) a forward purchase contract (the "Forward Contract") pursuant to which the holder agrees to use the principal payment due on the Debt Instrument to purchase on the Maturity Date the MGIC Common Stock which the Company is obligated under the STRYPES to deliver at that time (subject to the Company's right to deliver cash with an equal value in lieu of the MGIC Common Stock). The Indenture also requires that upon the acquisition of a STRYPES and upon a holder's sale or other disposition of a STRYPES prior to the Maturity Date, the amount paid or realized by the holder be allocated by the holder between the Debt Instrument and the Forward Contract based upon their relative fair market values (as determined on the date of acquisition or disposition). For these purposes, with respect to acquisitions of STRYPES in connection with the original issuance thereof, the Company and each holder agrees, pursuant to the terms of the Indenture, to
allocate $    of the entire initial purchase price of a STRYPES (i.e., the issue price of a STRYPES) to the Debt Instrument and to allocate the remaining
$    of the entire initial purchase price of a STRYPES to the Forward
Contract. As previously mentioned, the appropriate character and timing of income, gain or loss to be recognized on a STRYPES is uncertain and investors should consult their own tax advisers concerning the application of the United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the STRYPES arising under the laws of any other taxing jurisdiction. The tax consequences of investing in the STRYPES are described in greater detail under "Certain United States Federal Income Tax Considerations."

DILUTION OF MGIC COMMON STOCK

  The number of shares of MGIC Common Stock (or cash with an equal value) that holders of the STRYPES are entitled to receive on the Maturity Date is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and certain other actions of MGIC Investment that modify its capital structure. See "Description of the STRYPES--Dilution Adjustments." Such number of shares of MGIC Common Stock (or cash amount) to be received by such holders on the Maturity Date will not be adjusted for other events, such as offerings of MGIC Common Stock for cash or in connection with acquisitions. MGIC Investment is not restricted from issuing additional MGIC Common Stock during the term of the STRYPES and has no obligation to consider the interests of the holders of the STRYPES for any reason. Additional issuances may materially and adversely affect the price of the MGIC Common Stock and, because of the relationship of the number of shares (or cash amount) to be received on the Maturity Date to the price of the MGIC Common Stock, such other events may adversely affect the trading price of the STRYPES.

POSSIBLE ILLIQUIDITY OF THE SECONDARY MARKET

  It is not possible to predict how the STRYPES will trade in the secondary market or whether such market will be liquid or illiquid. The STRYPES are novel securities and there is currently no secondary market for the STRYPES. The STRYPES have been approved for listing on the NYSE, subject to official notice of issuance. However, there can be no assurance that an active trading market for the STRYPES will develop, that such listing will provide the holders of the STRYPES with liquidity of investment, or that the STRYPES will not later be delisted or that trading of the STRYPES on the NYSE will not be suspended. In the event of a delisting or suspension of trading on the NYSE, the Company will apply for listing of the STRYPES on another national securities exchange or for quotation on another trading market. If the STRYPES are not listed or traded on any securities exchange or trading market, or if trading of the STRYPES is suspended, pricing information for the STRYPES may be more difficult to obtain and the liquidity of the STRYPES may be adversely affected.

HOLDING COMPANY STRUCTURE

  Since the Company is a holding company, the right of the Company, and hence the right of creditors of the Company (including the holders of the STRYPES), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to the Company are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies.

                           MERRILL LYNCH & CO., INC.

  Merrill Lynch & Co., Inc. is a holding company that, through its subsidiaries and affiliates, provides investment, financing, insurance, and related services on a global basis. Its principal subsidiary, MLPF&S, one of the largest securities firms in the world, is a leading broker in securities, options contracts, and commodity and financial futures contracts; a leading dealer in options and in corporate and municipal securities; a leading investment banking firm that provides advice to, and raises capital for, its clients; and an underwriter of selected insurance products. Other subsidiaries provide financial services on a global basis similar to those of MLPF&S and are engaged in such other activities as international banking, lending, and providing other investment and financing services. Merrill Lynch International Incorporated, through subsidiaries and affiliates, provides investment, financing, and related services outside the United States and Canada. Merrill Lynch Government Securities Inc. is a primary dealer in obligations issued or guaranteed by the U.S. Government and by Federal agencies or instrumentalities. Merrill Lynch Capital Services, Inc., Merrill Lynch Derivative Products, Inc., and Merrill Lynch Capital Markets PLC are the Company's primary derivative product dealers and enter into interest rate and currency swaps and other derivative transactions as intermediaries and as principals. Merrill Lynch Asset Management L.P., with its related affiliates, is one of the largest mutual fund managers in the world and provides investment advisory services. The Company's insurance underwriting operations consist of the underwriting of life insurance and annuity products. Banking, trust, and mortgage lending operations conducted through subsidiaries of the Company include issuing certificates of deposit, offering money market deposit accounts, making secured loans, and providing foreign exchange facilities and other related services.

  The principal executive office of the Company is located at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281; its telephone number is (212) 449-1000.

                         SUMMARY FINANCIAL INFORMATION

  The following summary of consolidated financial information was derived from, and is qualified in its entirety by reference to, the financial statements, condensed financial statements and other information and data contained in the Company's Annual Report on Form 10-K for the year ended December 30, 1994 and Quarterly Report on Form 10-Q for the period ended March 31, 1995 (the "Quarterly Report"). See "Incorporation of Certain Documents by Reference." The condensed consolidated financial statements contained in the Company's Quarterly Report are unaudited; however, in the opinion of management of the Company, all adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the results of operations have been included. The year-end results include 52 weeks for 1990, 1991, 1992 and 1994 and 53 weeks for 1993.

  The Company conducts its business in highly volatile markets. Consequently, the Company's results can be affected by many factors, including general market conditions, the liquidity of secondary markets, the level and volatility of interest rates and currency values, the valuation of securities positions, competitive conditions, and the size, number, and timing of transactions. In periods of unfavorable market activity, profitability can be adversely affected because certain expenses remain relatively fixed. As a result, net earnings and revenues can vary significantly from period to period. Thus, interim results may not necessarily be representative of the full year results of operations.

                                        YEAR ENDED LAST FRIDAY IN DECEMBER                    THREE MONTHS ENDED
                          ---------------------------------------------------------------- -------------------------
                                                                                             APRIL 1,    MARCH 31,
                             1990        1991         1992          1993          1994         1994         1995
                          ----------- ----------- ------------  ------------  ------------ ------------ ------------
INCOME STATEMENT
 INFORMATION
(In thousands, except
 ratios)
Revenues................  $11,147,229 $12,352,812 $ 13,412,668  $ 16,588,177  $ 18,233,091 $  4,738,811 $  5,203,877
Net revenues(1).........  $ 5,783,329 $ 7,246,468 $  8,577,401  $ 10,558,230  $  9,624,521 $  2,831,828 $  2,420,485
Earnings before income
 taxes and cumulative
 effect of changes in
 accounting
 principles(2)..........  $   282,328 $ 1,017,418 $  1,621,389  $  2,424,808  $  1,729,604 $    652,208 $    378,792
Cumulative effect of
 changes in accounting
 principles (net of
 applicable income
 taxes)(2)..............          --          --  $    (58,580) $    (35,420)          --           --           --
Net earnings(2).........  $   191,856 $   696,117 $    893,825  $  1,358,939  $  1,016,761 $    371,759 $    227,275
Ratio of earnings to
 fixed charges(3).......          1.1         1.2          1.3           1.4           1.2          1.3          1.1
BALANCE SHEET
 INFORMATION
(In thousands)
Total assets(4).........  $68,129,527 $86,259,343 $107,024,173  $152,910,362  $163,749,327 $179,683,796 $176,732,993
Long-term borrowings(5).  $ 6,341,559 $ 7,964,424 $ 10,871,100  $ 13,468,900  $ 14,863,383 $ 14,852,894 $ 14,484,523
Stockholders' equity....  $ 3,225,430 $ 3,818,088 $  4,569,104  $  5,485,913  $  5,817,545 $  5,603,067 $  5,704,148

- --------
(1) Net revenues are revenues net of interest expense.
(2) Net earnings for 1992 were reduced by $58,580,000 to reflect the adoption of Statement of Financial Accounting Standards ("SFAS") No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and SFAS No. 109, Accounting for Income Taxes. Net earnings for 1993 were reduced by $35,420,000 to reflect the adoption of SFAS No. 112, Employers' Accounting for Postemployment Benefits.
(3) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consists of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consists of interest costs and that portion of rentals estimated to be representative of the interest factor.
(4) In 1994, the Company adopted Financial Accounting Standards Board ("FASB") Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts, and FASB Interpretation No. 41, Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements, which increased assets and liabilities at December 30, 1994 by approximately $8,500,000,000.

(5) To finance its diverse activities, the Company and certain of its subsidiaries borrow substantial amounts of short-term funds on a regular basis. Although the amount of short-term borrowings significantly varies with the level of general business activity, on March 31, 1995, $538,157,000 of bank loans and $14,821,594,000 of commercial paper were outstanding. In addition, certain of the Company's subsidiaries lend securities and enter into repurchase agreements to obtain financing. At March 31, 1995, cash deposits for securities loaned and securities sold under agreements to repurchase amounted to $5,406,241,000 and $57,110,193,000, respectively. From April 1, 1995 to June 19, 1995, long-
    term borrowings, net of repayments and repurchases, increased by approximately $1,139,857,000.

FISCAL YEAR 1994

  Financial markets, strong from 1991 through the first six weeks of 1994, changed significantly after inflationary fears prompted the Federal Reserve to increase short-term interest rates in February 1994. As the U.S. economy continued to expand, the Federal Reserve acted to further curb inflation and to moderate growth by increasing short-term interest rates five additional times during the year. The combination of rising interest rates, a falling U.S. dollar, unsettled global stock, bond, and currency markets, reduced foreign investment in U.S. financial markets, and overall investor caution contributed to lower earnings for most U.S. securities firms. These conditions affected the Company's 1994 fourth quarter and full year results. Net earnings for the 1994 fourth quarter were $161.6 million, down 30% from the 1994 third quarter and down 53% from the 1993 fourth quarter.

  Net earnings for 1994 were $1,016.8 million, down 25% from record 1993 earnings of $1,358.9 million. Net earnings for 1993 included a $35.4 million cumulative effect charge (net of $25.1 million of applicable income tax benefits) related to the adoption of Statement of Financial Accounting Standards No. 112, Employers' Accounting for Postemployment Benefits. Earnings for 1993 before the cumulative effect of the change in accounting principle were $1,394.4 million. Earnings per common share in 1994 were $4.75 primary and $4.74 fully diluted, compared with $5.98 primary and $5.95 fully diluted ($6.14 primary and $6.11 fully diluted before the accounting change) in 1993. As previously reported, 1993 results included a non-recurring pretax lease charge totaling $103.0 million ($59.7 million after income taxes) related to the Company's decision not to occupy certain space at the World Financial Center Headquarters ("Headquarters") facility. This space was sublet in 1994.

  Total revenues were $18,233 million, up 10% from 1993. Net revenues (revenues after interest expense) totaled $9,625 million in 1994, down 9% from 1993.

  Commission revenues were $2,871 million, virtually unchanged from $2,894 million in 1993. Higher commission revenues from mutual funds and commodity transactions were offset by lower revenues from money market instruments, particularly medium-term notes, and listed securities transactions. Sales of mutual funds, particularly front-end funds, declined as investors were less active due to uncertain markets and rising interest rates. For the first time since 1974, both stock and bond funds fell in value industrywide, on average, in the same year. Distribution fees from deferred charge funds benefited from strong mutual fund sales in prior periods, while redemption fees increased as investors repositioned their portfolios primarily from fixed-income funds to stock and money market funds. Commissions on listed securities transactions decreased due to a decline in the relative amount of business by retail clients versus institutional clients. Other commission revenues declined principally as a result of lower commissions from money market instruments, partially offset by higher revenues from commodity transactions.

  Interest and dividend revenues increased 35% to $9,578 million from $7,099 million in 1993. Interest expense, which includes dividend expense, rose 43% to $8,609 million from $6,030 million in 1993. Net interest and dividend profit decreased 9% to $969 million as a significant increase in short-term interest rates, year over year, led to a substantial flattening of the yield curve. The change in the yield curve, the relationship between interest rates and maturities, resulted from short-term interest rates rising faster than long-term interest rates in 1994. As a result, interest spreads declined, while financing and hedging costs increased from 1993.

  Principal transactions revenues fell 20% to $2,335 million from the 1993 record $2,920 million due to rising interest rates, a declining U.S. dollar, and volatile world financial markets. Revenues from taxable fixed-income securities, equities and equity derivatives, and foreign exchange and commodities decreased, while interest rate and currency swaps, and municipal securities revenues increased. Taxable fixed-income revenues declined 52% to $462 million as higher interest rates, wider credit spreads, and uncertainty in emerging markets led to reduced demand and lower inventory values. Equities and equity derivatives trading revenues decreased 28% to $627 million, reflecting lower trading results in virtually all categories, including a loss in convertible securities. Foreign exchange and commodities revenues, in the aggregate, declined 31% to $109 million. Weakness in the

U.S. dollar versus other major currencies depressed foreign exchange trading, while commodities trading revenues benefited from increased volume. Interest rate and currency swaps revenues advanced 24% to $749 million reflecting higher revenues from U.S. dollar-denominated swap trading activities, particularly those related to structured financing transactions. Municipal securities trading revenues increased 20% to $388 million due to strong retail investor demand for tax-exempt investments.

  Investment banking revenues were $1,239 million, down 32% from $1,831 million in 1993 due primarily to the effects of rising interest rates and reduced demand. Underwriting revenues declined in almost all categories, with significant decreases in equities, corporate bonds and preferred stock, and convertible securities. Strategic services revenues, which include fees for debt restructuring, merger and acquisition activity, and other advisory services, benefited from increased merger and acquisition advisory assignments in various industries.

  Asset management and portfolio services fees rose 12% from $1,558 million in 1993 to a record $1,739 million. Asset management fees advanced due primarily to an increase in stock funds under management. Portfolio service fees advanced due to the continued growth in the number of Asset Power(R) accounts, a product with fees and transaction limits based on asset levels, and increased revenues from the ML Consults(R) product.

  Other revenues were $471 million, up 65% from $285 million in 1993. The increase in other revenues was attributable to net realized investment gains related to merchant banking activities of $81 million, compared with unrealized losses of $133 million in 1993.

  Non-interest expenses were $7,895 million, down 3% from $8,133 million in the year-ago period. Excluding the 1993 non-recurring lease charge totaling $103.0 million, non-interest expenses declined 2%.

  Compensation and benefits expense, which represented approximately 63% of total non-interest expenses, declined 6% due principally to lower incentive and production-related compensation. Compensation and benefits expense, as a percentage of net revenues, was 51.5% in 1994, compared with 49.8% in 1993.

  Occupancy costs declined 24% (7% excluding the 1993 non-recurring lease charge) benefiting from continued relocation of support staff to lower-cost facilities and reduced space requirements at the Headquarters facility. Other facilities costs, which include communications and equipment rental, and depreciation and amortization, were up 9% due to increased use of market data, news, and statistical services and higher depreciation expense from the acquisition of technology-related equipment.

  Advertising and market development expenses were down 1% with discretionary costs decreasing as business conditions became less favorable. Lower sales promotion and a reduction in advertising campaigns were partially offset by increased travel related to international business activities. Professional fees increased 26% due primarily to the use of system and management consultants to upgrade technology and processing capabilities in trading, credit, and customer services, as well as higher legal fees. Brokerage, clearing, and exchange fees increased 20% reflecting higher international equity volume and expanded risk management activities related to volatile global market conditions. Other expenses increased 1% from 1993, due to an increase in office supplies and postage costs.

  Income tax expense totaled $713 million in 1994, down 31% from $1,030 million in 1993. The effective tax rate was 41.2% in 1994 versus 42.5% in 1993 as a result of lower state income taxes.

  The Company's Annual Report on Form 10-K for the year ended December 30, 1994 describes an action commenced against the Company by Orange County, California (the "County") and the Orange County Investment Pools (the "Pools"). See "Incorporation of Certain Documents by Reference." The County and the Pools seek relief in excess of $2 billion in connection with various securities transactions between the County and/or the Pools and the Company and its subsidiaries. Other actions have also been commenced against the Company and its subsidiaries arising out of the Company's dealings with the County Treasurer and the Pools.

  The Company will vigorously contest these actions and believes it has meritorious defenses. Although the ultimate outcome of these actions cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these actions will not have a material adverse effect on the consolidated financial condition or results of operations of the Company for the year ended December 30, 1994.

  The Company has also received inquiries from various governmental entities examining the underlying events and is cooperating with these inquiries.

CERTAIN BALANCE SHEET INFORMATION AS OF DECEMBER 30, 1994

  On January 1, 1994, the Company adopted Financial Accounting Standards Board Interpretation No. 39 ("Interpretation No. 39"), Offsetting of Amounts Related to Certain Contracts. Interpretation No. 39 affects the financial statement presentation of balances related to swap, forward, and other similar exchange or conditional type contracts, and unconditional type contracts. To offset unconditional contracts, such as resale and repurchase agreements, net cash settlement of the related receivable and payable balances is also required by Interpretation No. 39, as modified by Interpretation No. 41, Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements. Prior to the adoption of these Interpretations, the Company followed industry practice in reporting balances related to certain types of contracts on a net basis. Unrealized gains and losses for swap, forward, and other similar contracts were reported net on the balance sheet by contract type, while certain receivables and payables related to resale and repurchase agreements were reported net by counterparty. The effect of these Interpretations increased assets and liabilities at December 30, 1994 by approximately $8.5 billion.

  The Company believes that its equity base is adequate relative to the level and composition of its assets and the mix of its business.

  In the normal course of business, the Company underwrites, trades, and holds non-investment grade securities in connection with its market-making, investment banking, and derivative structuring activities. These activities are subject to risks related to the creditworthiness of the issuers and the liquidity of the market for such securities, in addition to the usual risks associated with investing in, extending credit, underwriting, and trading in investment grade instruments.

  At December 30, 1994, the fair value of long and short non-investment grade trading inventories amounted to $3,309 million and $456 million, respectively, and in the aggregate (i.e., the sum of long and short trading inventories) represented 4.3% of aggregate consolidated trading inventories.

  At December 30, 1994, the carrying value of extensions of credit provided to corporations entering into leveraged transactions aggregated $257 million (excluding unutilized revolving lines of credit and other lending commitments of $50 million), consisting primarily of senior term and subordinated financings to 35 medium-sized corporations. At December 30, 1994, the Company had no bridge loans outstanding. Loans to highly leveraged corporations are carried at unpaid principal balance less a reserve for estimated losses. The allowance for loan losses is estimated based on a review of each loan, and consideration of economic, market, and credit conditions. Direct equity investments made in conjunction with the Company's investment and merchant banking activities aggregated $289 million at December 30, 1994, representing investments in 80 enterprises. Equity investments in privately-held corporations for which sale is restricted by government or contractual requirements are carried at the lower of cost or estimated net realizable value. At December 30, 1994, the Company held interests in partnerships, totaling $93 million (recorded on the cost basis), that invest in highly leveraged transactions and non-investment grade securities. Prior to July 1, 1994, the Company had a co-investment arrangement to enter into direct equity investments. At December 30, 1994, the Company also committed to invest an additional $80 million in partnerships that invest in leveraged transactions.

  The Company's insurance subsidiaries hold non-investment grade securities. As a percentage of total insurance investments, non-investment grade securities were 5.5% at December 30, 1994. Non-investment grade securities of insurance subsidiaries were classified as available-for-sale and were carried at fair value at December 30, 1994.

  At December 30, 1994, the largest non-investment grade concentration consisted of various issues of a South American sovereign totaling $235 million, of which $60 million represented on-balance-sheet hedges for off-balance-sheet instruments. No one industry sector accounted for more than 21% of total non-investment grade positions. At December 30, 1994, the Company held an aggregate carrying value of $292 million in debt and equity securities of issuers in various stages of bankruptcy proceedings. Approximately 71% of this amount resulted from the Company's market-making activities in such securities.

RESULTS OF OPERATIONS FOR THE QUARTER ENDED MARCH 31, 1995

  Financial markets, which steadily weakened throughout 1994, improved in the first quarter of 1995 on the prospects of a slowing U.S. economy, relatively stable interest rates, and heightened investor activity. Net earnings were $227 million in the 1995 first quarter, down 39% from the record $372 million in the 1994 first quarter, but up 41% from $162 million in the 1994 fourth quarter. Total revenues in the 1995 first quarter were $5,204 million, up 10% and 16% from the 1994 first and fourth quarters, respectively. Net revenues in the 1995 first quarter were $2,420 million, down 15% from the 1994 first quarter, but up 16% from the 1994 fourth quarter. Non-interest expenses were $2,042 million, down 6% from the 1994 first quarter, but up 11% from the 1994 fourth quarter.

  Commission revenues were $685 million, down 21% from the 1994 first quarter, primarily as a result of lower mutual fund and listed securities transactions revenues. Mutual fund commissions were affected by lower volumes due to declines in value experienced by most stock and bond mutual funds throughout 1994. Commission on listed securities transactions also decreased, primarily reflecting a change in the mix of transactions between institutional and retail clients.

  Interest and dividend revenues rose 38% from the 1994 first quarter to $3,029 million. Interest expense, which includes dividend expense, increased 46% to $2,783 million. Net interest profit declined 16% to $246 million as a result of a significant increase in short-term interest rates, quarter over quarter, and the continued flattening of the yield curve, which is the difference between short-term and long-term interest rates. As a result, interest spreads declined, while financing and hedging costs increased from the 1994 first quarter.

  Principal transactions revenues increased 1% from the first quarter of 1994 to $675 million. Taxable fixed-income trading revenues increased as a result of higher revenues from corporate bonds and preferred stock and money market instruments. Trading results were negatively affected by higher interest rates, leading to a modest loss in mortgage-backed products and lower revenues from U.S. Government and agencies securities. Net trading results from mortgage-backed products were positive, however, when combined with related net interest income. Revenues from interest rate and currency swaps increased due to higher trading revenues from non-U.S. dollar and U.S. dollar denominated swap transactions. Municipal securities revenues advanced due to continued demand for tax-exempt investments. Equities and equity derivatives trading revenues decreased primarily as a result of lower revenues from international equities. Foreign exchange and commodities trading revenues decreased due primarily to lower commodity trading volume.

  Investment banking revenues were $248 million, down 44% from the first quarter of 1994, as domestic and global underwriting volumes industrywide declined 50% and 44%, respectively, compared to volumes in the 1994 first quarter. Underwriting activity continued at low levels as relatively higher interest rates and increased cash flows from strong corporate earnings continued to decrease demand for debt and equity issuances. Lower underwriting revenues were reported in most categories, including equities, high yield securities, and corporate debt and preferred stock. Strategic services revenues, which include merger and acquisition fees and advisory fees, benefited from increased merger and acquisition advisory assignments in various industries.

  Asset management and portfolio service fees increased 1% from the 1994 first quarter to $448 million principally as a result of increased fees earned from certain mutual fund investor services, variable annuity products, and asset management activities. Other revenues rose 1% from the 1994 first quarter to $117 million, reflecting higher income from partnership investments partially offset by net losses on certain other investments.

  Non-interest expenses were $2,042 million, down 6% from the 1994 first quarter. Compensation and benefits expenses, which represented approximately 62% on non-interest expenses, decreased 11% from the 1994 first quarter, due primarily to lower levels of variable incentive compensation. Compensation and benefits expense as a percentage of net revenues was 52.5% in the first quarter of 1995, compared with 50.5% in the year-ago period.

  Occupancy costs decreased 3% from the 1994 first quarter, benefiting from continued relocation of support staff to lower cost facilities and reduced space requirements at the headquarters facility. Other facilities-related costs, which include communications and equipment rental expense and depreciation and amortization expense, rose 11% primarily due to increased usage of market information services, as well as higher depreciation expense from the purchase of technology-related equipment over the past year.

  Advertising and market development expenses decreased 12% from the 1994 first quarter due to lower discretionary travel costs and reduced production-related recognition costs. Professional fees increased 5% from the year-ago quarter, due primarily to higher legal fees, partially offset by lower systems and management consulting fees. Brokerage, clearing, and exchange fees decreased 3% from the 1994 first quarter as a result of lower commodity exchange fees related to reduced trading volume. Other expenses increased 9% from the 1994 first quarter due primarily to a $26 million charge for the write-off of an asset related to a technology contract.

  Income tax expense totaled $152 million in the 1995 first quarter. The effective tax rate in the 1995 first quarter was 40.0%, compared with 43.0% in the year-ago period. The decrease in the effective tax rate was attributable to lower state income taxes and higher tax-exempt interest and dividend income.

CERTAIN BALANCE SHEET INFORMATION AS OF MARCH 31, 1995

  The Company believes that its equity base is adequate relative to the level and composition of its assets and the mix of its business.

  In the normal course of business, the Company underwrites, trades, and holds non-investment grade securities in connection with its investment banking, market-making, and derivative structuring activities. These activities are subject to risks related to the creditworthiness of the issuers of, and the liquidity of the market for, such securities, in addition to the usual risks associated with investing in, financing, underwriting, and trading in investment grade instruments.

  At March 31, 1995, the fair value of long and short non-investment grade trading inventories amounted to $3,446 million and $471 million, respectively, and in the aggregate (i.e. the sum of long and short trading inventories), represented 4.1% of aggregate consolidated trading inventories.

  At March 31, 1995, the carrying value of extensions of credit provided to corporations entering into leveraged transactions aggregated $225 million (excluding unutilized revolving lines of credit and other lending commitments of $45 million), consisting primarily of senior term and subordinated financings to 34 medium-sized corporations. Subsequent to March 31, 1995, the Company extended financing to a non-investment grade counterparty totaling $15 million. At March 31, 1995, the Company had no bridge loans outstanding. Loans to highly leveraged corporations are carried at unpaid principal balances less a reserve for estimated losses. The allowance for loan losses is estimated based on a review of each loan, and consideration of economic, market, and credit conditions. Direct equity investments made in conjunction with the Company's investment and merchant banking activities aggregated $261 million at March 31, 1995, representing investments in 76 enterprises. Equity investments in privately-held companies for which sale is restricted by government or contractual requirements are carried at the lower of cost or estimated net realizable value. At March 31, 1995, the Company held interests in partnerships, totaling $102 million (recorded on the cost basis), that invest in highly leveraged transactions and non-investment grade securities. At March 31, 1995, the Company also committed to invest an additional $91 million in partnerships that invest in leveraged transactions.

  The Company's insurance subsidiaries hold non-investment grade securities. As a percentage of total insurance investments, non-investment grade securities were 4.5% at March 31, 1995. Non-investment grade securities of insurance subsidiaries are classified as available-for-sale and are carried at fair value.

  At March 31, 1995, the largest non-investment grade concentration consisted of government and corporate obligations of a Latin American sovereign totaling $307 million, of which $38 million represented on-balance-sheet hedges for off-balance-sheet financial instruments. No one industry sector accounted for more than 23% of total non-investment grade positions. At March 31, 1995, the Company held an aggregate carrying value of $227 million in debt and equity securities of issuers in various stages of bankruptcy proceedings or in default, of which 75% of this amount resulted from the Company's market-making activities in such securities.

                          MGIC INVESTMENT CORPORATION

  MGIC Investment Corporation is a holding company which, through its indirect wholly owned subsidiary, Mortgage Guaranty Insurance Corporation, is a leading provider of private mortgage insurance coverage in the United States to mortgage bankers, savings institutions, commercial banks, mortgage brokers, credit unions and other lenders. Private mortgage insurance covers residential first mortgage loans and expands home ownership opportunities by enabling people to purchase homes with less than 20% down payments. If the home owner defaults, private mortgage insurance reduces and, in some instances, eliminates the loss to the insured institution. Private mortgage insurance also facilitates the sale of low down payment mortgage loans in the secondary mortgage market, principally to the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. In addition to mortgage insurance, MGIC Investment, through other subsidiaries, provides various underwriting and contract services related to home mortgage lending.

  MGIC Investment is subject to the informational requirements of the Exchange Act. Accordingly, MGIC Investment files reports, proxy and information statements and other information with the Commission. Copies of such material can be inspected and copied at the public reference facilities maintained by the Commission at the addresses specified under "Available Information." Reports, proxy and information statements and other information concerning MGIC Investment may also be inspected at the offices of the NYSE.

  THE COMPANY IS NOT AFFILIATED WITH MGIC INVESTMENT, AND MGIC INVESTMENT HAS NO OBLIGATIONS WITH RESPECT TO THE STRYPES. THIS PROSPECTUS RELATES ONLY TO THE STRYPES OFFERED HEREBY AND DOES NOT RELATE TO MGIC INVESTMENT OR THE MGIC COMMON STOCK. MGIC INVESTMENT HAS FILED A REGISTRATION STATEMENT ON FORM S-3 WITH THE COMMISSION COVERING THE SHARES OF MGIC COMMON STOCK THAT MAY BE RECEIVED BY A HOLDER OF STRYPES ON THE MATURITY DATE. THE PROSPECTUS OF MGIC INVESTMENT (THE "MGIC PROSPECTUS") CONSTITUTING A PART OF SUCH REGISTRATION STATEMENT INCLUDES INFORMATION RELATING TO MGIC INVESTMENT AND THE MGIC COMMON STOCK, INCLUDING CERTAIN RISK FACTORS RELEVANT TO AN INVESTMENT IN MGIC COMMON STOCK. THE MGIC PROSPECTUS IS BEING ATTACHED HERETO AND DELIVERED TO PROSPECTIVE PURCHASERS OF STRYPES TOGETHER WITH THIS PROSPECTUS FOR CONVENIENCE OF REFERENCE ONLY. THE MGIC PROSPECTUS DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS, NOR IS IT INCORPORATED BY REFERENCE HEREIN.

                PRICE RANGE OF MGIC COMMON STOCK AND DIVIDENDS

  MGIC Common Stock is listed on the NYSE under the trading symbol "MTG." The following table sets forth the high and low sales prices of the MGIC Common Stock for the periods indicated as reported on the NYSE Composite Tape and the cash dividends per share of MGIC Common Stock paid during such periods. Data reflected in the table for periods prior to MGIC Investment's 100% stock dividend paid in December 1993 have been adjusted to reflect such stock dividend.

  The future payment of cash dividends is subject to the discretion of the Board of Directors of MGIC Investment and will be dependent on MGIC Investment's results of operations, financial condition, cash requirements and other relevant factors. MGIC Investment is a holding company whose principal source of cash flow is dividends from its subsidiaries, including Mortgage Guaranty Insurance Corporation.

                                                                       DIVIDENDS
PERIOD                                                  HIGH     LOW   PER SHARE
- ------                                                 ------- ------- ---------
1993:
  First Quarter....................................... $30.375 $24.750   $.035
  Second Quarter......................................  29.813  26.563    .035
  Third Quarter.......................................  35.688  28.438    .035
  Fourth Quarter......................................  35.375  28.125    .040
1994:
  First Quarter....................................... $32.875 $27.500   $.040
  Second Quarter......................................  31.500  25.000    .040
  Third Quarter.......................................  31.125  26.125    .040
  Fourth Quarter......................................  34.250  28.500    .040
1995:
  First Quarter....................................... $42.375 $32.750   $.040
  Second Quarter......................................  52.250  40.375    .040
  Third Quarter (through July 7, 1995)................  50.000  46.125     --

  On July 7, 1995, the last reported sale price of the MGIC Common Stock on the NYSE Composite Tape was $49.75 per share.

  The Company makes no representation as to the amount of dividends, if any, that MGIC Investment will pay in the future. In any event, holders of STRYPES will not be entitled to receive any dividends that may be payable on MGIC Common Stock until such time as the Company, if it so elects, delivers MGIC Common Stock at the Maturity Date of the STRYPES, and then only with respect to dividends having a record date on or after the date of delivery of such MGIC Common Stock. See "Description of the STRYPES."

                                USE OF PROCEEDS

  The Company intends to use the net proceeds from the sale of the STRYPES for general corporate purposes. Such uses may include the funding of investments in, or extensions of credit to, its subsidiaries, the funding of assets held by the Company or its subsidiaries, including securities inventories, customer receivables and loans (including business loans, home equity loans, and loans in connection with investment banking-related merger and acquisition activities), and the refunding of maturing indebtedness. The precise amount and timing of investments in, and extensions of credit to, its subsidiaries will depend upon their funding requirements and the availability of other funds to the Company and its subsidiaries. Pending such applications, the net proceeds will be temporarily invested or applied to the reduction of short-term indebtedness. Management of the Company expects that it will, on a recurrent basis, engage in additional financings as the need arises to finance the growth of the Company or to lengthen the average maturity of its borrowings. To the extent that STRYPES being purchased for resale by MLPF&S are not resold, the aggregate proceeds to the Company and its subsidiaries would be reduced.

  See "Certain Arrangements With NML" for a discussion of the Company's obligations under the Purchase Contract.

                          DESCRIPTION OF THE STRYPES

  The STRYPES are a series of Senior Debt Securities to be issued under an indenture, dated as of April 1, 1983 and restated as of April 1, 1987, as
amended and supplemented as of     , 1995 (the indenture dated as of April 1,
1983 and restated as of April 1, 1987, as amended and supplemented from time to time, the "Indenture") between the Company and Chemical Bank (successor by merger to Manufacturers Hanover Trust Company), as trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. All capitalized terms not otherwise defined herein have the meanings specified in the Indenture. Whenever defined terms of the Indenture are referred to herein, such defined terms are incorporated by reference herein.

GENERAL

  The aggregate number of STRYPES to be issued under the Indenture will be limited to 5,000,000, plus such additional number of STRYPES as may be issued pursuant to the over-allotment option granted by the Company to the Underwriter. See "Underwriting." No fractional STRYPES will be issued.

  Each STRYPES, which will be issued at a price of $    , will bear interest
at the rate of   % of the issue price per annum (or $    per annum) from
, 1995, or from the most recent Interest Payment Date to which interest has been paid or provided for until the Maturity Date or such earlier date on which the issue price of such STRYPES is repaid pursuant to the terms thereof. Interest on the STRYPES will be payable in cash quarterly in arrears on February 15, May 15, August 15 and November 15, commencing November 15, 1995, and on the Maturity Date (each, an "Interest Payment Date"), to the persons in whose names the STRYPES are registered at the close of business on the last day (whether or not a Business Day) of the calendar month immediately preceding such Interest Payment Date. Interest on the STRYPES will be computed on the basis of a 360-day year of twelve 30-day months. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment.

  The STRYPES will mature on August 15, 1998. On the Maturity Date, the Company will pay and discharge each STRYPES by delivering to the holder thereof a number of shares (such number of shares being hereinafter referred to as the "Payment Rate") of MGIC Common Stock (or, at the Company's option, which may be exercised with respect to all, but not less than all, shares of all MGIC Common Stock deliverable on the Maturity Date, cash with an equal value) determined in accordance with the Payment Rate Formula. The "Payment Rate Formula" is, subject to adjustment as a result of certain dilution events: the Payment Rate equals (a) if the Maturity Price (as defined below) per share of MGIC Common Stock is greater than or equal to the Threshold
Appreciation Price,     shares of MGIC Common Stock per STRYPES, (b) if the
Maturity Price is less than the Threshold Appreciation Price but is greater than the Initial Price, a number of shares of MGIC Common Stock per STRYPES so that the value thereof (determined based on the Maturity Price) is equal to the Initial Price and (c) if the Maturity Price is less than or equal to the Initial Price, one share of MGIC Common Stock per STRYPES. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE AMOUNT RECEIVABLE BY HOLDERS OF THE STRYPES ON THE MATURITY DATE WILL BE EQUAL TO OR GREATER THAN THE ISSUE PRICE OF THE STRYPES. IF THE MATURITY PRICE OF THE MGIC COMMON STOCK IS LESS THAN THE INITIAL PRICE, SUCH AMOUNT RECEIVABLE ON THE MATURITY DATE WILL BE LESS THAN THE ISSUE PRICE PAID FOR THE STRYPES, IN WHICH CASE AN INVESTMENT IN STRYPES WILL RESULT IN A LOSS. The numbers of shares of MGIC Common Stock per STRYPES specified in clauses (a) and (c) of the Payment Rate Formula are hereinafter referred to as the "Share Components."

  Notwithstanding the foregoing, the Company may, at its option, in lieu of delivering shares of MGIC Common Stock, deliver cash in an amount equal to the value of such number of shares of MGIC Common Stock at the Maturity Price, subject to the Company's agreement contained in the Purchase Contract to deliver on the Maturity Date the form of consideration that it receives from NML. Such option, if exercised by the Company, must be exercised with respect to all shares of MGIC Common Stock otherwise deliverable on the Maturity Date in payment of all outstanding STRYPES. On or prior to the fourth Business Day prior to the Maturity Date, the Company will notify the Trustee and publish a notice in The Wall Street Journal or another daily newspaper of national circulation stating whether the STRYPES will be paid and discharged with shares of MGIC Common Stock or cash. At the time such notice is published, the Maturity Price will not have been determined. If the Company elects to deliver shares of MGIC Common Stock, holders of the STRYPES will be responsible for the payment of any and all brokerage costs upon their subsequent sale of such stock.

  The "Maturity Price" is defined as the average Closing Price per share of MGIC Common Stock on the 20 Trading Days immediately prior to, but not including, the Maturity Date. The "Closing Price" of any security on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of such security on the NYSE on such date or, if such security is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed, or if such security is not so listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System, or, if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of such security on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company. In the event that the Payment Rate is adjusted as described under "--Dilution Adjustments" below, the Maturity Price is subject to adjustment to reflect the average Closing Price per share of MGIC Common Stock on a pre-adjusted basis. A "Trading Day" is defined as a day on which the security the Closing Price of which is being determined (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security.

  For illustrative purposes only, the following chart shows the number of shares of MGIC Common Stock or the amount of cash that a holder of STRYPES would receive for each STRYPES at various Maturity Prices. The table assumes that there will be no dilution adjustments to the Payment Rate Formula as described below. There can be no assurance that the Maturity Price will be
within the range set forth below. Given the Initial Price of $    and the
Threshold Appreciation Price of $   , a STRYPES holder would receive on the
Maturity Date the following number of shares of MGIC Common Stock or amount of cash (if the Company elects to pay and discharge the STRYPES with cash) per
STRYPES:

                                         NUMBER OF
            MATURITY PRICE               SHARES OF
               OF MGIC                      MGIC
             COMMON STOCK               COMMON STOCK                       AMOUNT OF CASH
            --------------              ------------                       --------------
            $                                                                  $

DILUTION ADJUSTMENTS

  The Payment Rate Formula is subject to adjustment if MGIC Investment shall:
(i) pay a stock dividend or make a distribution with respect to MGIC Common Stock in shares of such stock; (ii) subdivide or split the outstanding shares of MGIC Common Stock into a greater number of shares; (iii) combine the outstanding shares of MGIC Common Stock into a smaller number of shares; (iv) issue by reclassification of shares of MGIC Common Stock any shares of common stock of MGIC Investment; (v) issue rights or warrants to all holders of MGIC Common Stock entitling them to subscribe for or purchase shares of MGIC Common Stock at a price per share less than the then current market price of the MGIC Common Stock (other than rights to purchase MGIC Common Stock pursuant to a plan for the reinvestment of dividends or interest); or (vi) pay a dividend or make a distribution to all holders of MGIC Common Stock of evidences of its indebtedness or other assets (excluding any stock dividends or distributions referred to in clause (i) above or any cash dividends other than any Extraordinary Cash Dividends (as defined below)) or issue to all holders of MGIC Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause
(v) above). In the case of the events referred to in clauses (i), (ii), (iii) and (iv) above, the Payment Rate Formula shall be adjusted so that each holder of any STRYPES shall thereafter be entitled to receive, upon payment and discharge of such STRYPES on the Maturity Date, the number of shares of MGIC Common Stock which such holder would have owned or been entitled to receive immediately following any event described above had such STRYPES been paid and discharged immediately prior to such event or any record date with respect thereto. Nevertheless, the Maturity Price shall equal the average Closing Price per share of MGIC Common Stock on the 20 Trading Days immediately prior to, but not including, the Maturity Date. In the case of the event referred to in clause (v) above, the Payment Rate Formula shall be adjusted by multiplying each of the Share Components in the Payment Rate Formula in effect immediately prior to the date of issuance of the rights or warrants referred to in clause
(v) above, by a fraction, of which the numerator shall be the number of shares of MGIC Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of MGIC Common Stock offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be the number of shares of MGIC Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of MGIC Common Stock which the aggregate offering price of the total number of shares of MGIC Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the market price (determined as the average Closing Price per share of MGIC Common Stock on the 20 Trading Days immediately prior to the date such rights or warrants are issued), which shall be determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such market price. To the extent that shares of MGIC Common Stock are not delivered after the expiration of such rights or warrants, the Payment Rate Formula shall be readjusted to the Payment Rate Formula which would then be in effect had such adjustments for the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of MGIC Common Stock actually delivered. In the case of the event referred to in clause (vi) above, the Payment Rate Formula shall be adjusted by multiplying each of the Share Components in the Payment Rate Formula in effect on the record date, by a fraction of which the numerator shall be the market price per share of the MGIC Common Stock on the record date for the determination of stockholders entitled to receive the dividend or distribution referred to in clause (vi) above (such market price being determined as the average Closing Price per share of MGIC Common Stock on the 20 Trading Days immediately prior to such record date), and of which the denominator shall be such market price per share of MGIC Common Stock less the fair market value (as determined by the Board of Directors of the Company, whose determination shall be conclusive, and described in a resolution adopted with respect thereto) as of such record date of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights or warrants applicable to one share of MGIC Common Stock. An "Extraordinary Cash Dividend" means, with respect to any consecutive 12-month period, all cash dividends on the MGIC Common Stock during such period to the extent such dividends exceed on a per share basis 10% of the average Closing Price of the MGIC Common Stock over such period (less any such dividends for which a prior adjustment to the Payment Rate Formula was previously made). All adjustments to the Payment Rate Formula will be calculated to the nearest 1/10,000th of a share of MGIC Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share). No adjustment in the Payment Rate Formula shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment. If an adjustment is made to the Payment Rate Formula as described above, an adjustment will also be made to the Maturity Price solely to determine which of clauses (a), (b) or
(c) of the Payment Rate Formula will apply on the Maturity Date. The required adjustment to the Maturity Price will be made by multiplying each of the Closing Prices used in determining the Maturity Price by a fraction of which the numerator shall be the Share Component in clause (c) of the Payment Rate Formula immediately after such adjustment described above and of which the denominator shall be the Share Component in clause (c) of the Payment Rate Formula immediately before such adjustment described above. Each such adjustment to the Payment Rate Formula shall be made successively.

  In the event of (A) any consolidation or merger of MGIC Investment, or any surviving entity or subsequent surviving entity of MGIC Investment (a "MGIC Successor"), with or into another entity (other than a merger or consolidation in which MGIC Investment is the continuing corporation and in which the MGIC Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of MGIC Investment or another corporation), (B) any sale, transfer, lease or conveyance to another corporation of the property of MGIC Investment or any MGIC Successor as an entirety or substantially as an entirety, (C) any statutory exchange of securities of MGIC Investment or any MGIC Successor with another corporation (other than in connection with a merger or acquisition) or (D) any liquidation, dissolution or winding up of MGIC Investment or any MGIC Successor (any such event described in clause (A), (B), (C) or (D), a "Reorganization Event"), the Payment Rate Formula used to determine the amount payable on the Maturity Date for each STRYPES will be adjusted to provide that each holder of STRYPES will receive on the Maturity Date for each STRYPES cash in an amount equal to (a) if the Transaction Value (as defined below) is
greater than or equal to the Threshold Appreciation Price,    multiplied by
the Transaction Value, (b) if the Transaction Value is less than the Threshold Appreciation Price but greater than the Initial Price, the Initial Price and
(c) if the Transaction Value is less than or equal to the Initial Price, the Transaction Value. "Transaction Value" means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of MGIC Common Stock, (ii) for any property other than cash or securities received in any such Reorganization Event, an amount equal to the market value on the Maturity Date of such property received per share of MGIC Common Stock as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company and (iii) for any securities received in any such Reorganization Event, an amount equal to the average Closing Price per unit of such securities on the 20 Trading Days immediately prior to the Maturity Date multiplied by the number of such securities received for each share of MGIC Common Stock. Notwithstanding the foregoing, in the event that property or securities, or a combination of cash, on the one hand, and property or securities, on the other, are received in such Reorganization Event, the Company may, at its option, in lieu of delivering cash as described above, deliver the amount of cash, securities and other property, received per share of MGIC Common Stock in such Reorganization Event determined in accordance with clause (i), (ii) or (iii) above, as applicable. If the Company elects to deliver securities or other property, holders of the STRYPES will be responsible for the payment of any and all brokerage and other transaction costs upon any subsequent sale of such securities or other property. The kind and amount of securities with which the STRYPES shall be paid and discharged after consummation of such transaction shall be subject to adjustment as described in the immediately preceding paragraph following the date of consummation of such transaction.

  No adjustments will be made for certain other events, such as offerings of MGIC Common Stock by MGIC Investment for cash or in connection with acquisitions. Likewise, no adjustments will be made for any sales of MGIC Common Stock by NML.

  The Company is required, within ten Business Days following the occurrence of an event that requires an adjustment to the Payment Rate Formula (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), to provide written notice to the Trustee and to the holders of the STRYPES of the occurrence of such event and a statement in reasonable detail setting forth the adjusted Payment Rate Formula and the method by which the adjustment to the Payment Rate Formula was determined, provided that, in respect of any adjustment to the Maturity Price, such notice will only disclose the factor by which each of the Closing Prices used in determining the Maturity Price is to be multiplied in order to determine the Payment Rate on the Maturity Date. Until the Maturity Date, the Payment Rate itself cannot be determined.

FRACTIONAL SHARES

  No fractional shares of MGIC Common Stock will be delivered if the Company pays and discharges the STRYPES by delivering shares of MGIC Common Stock. In lieu of any fractional share otherwise deliverable in respect of all STRYPES of any holder on the Maturity Date, such holder shall be entitled to receive an amount in cash equal to the value of such fractional share at the Maturity Price.

REDEMPTION, SINKING FUND AND PAYMENT PRIOR TO MATURITY

  The STRYPES are not subject to redemption by the Company prior to the Maturity Date and do not contain sinking fund or other mandatory redemption provisions. The STRYPES are not subject to payment prior to the Maturity Date at the option of the holder.

RANKING

  The STRYPES will be unsecured obligations and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. At March 31, 1995, the Company had long-term borrowings outstanding of $14,484,523,000. In addition, at March 31, 1995, there were $538,157,000 of bank loans and $14,821,594,000 of commercial paper outstanding.

  The Company had no secured debt at March 31, 1995. At such date, collateralized financing transactions of the Company's subsidiaries consisted of $5,406,241,000 of cash deposits for securities loaned and $57,110,193,000 of securities sold under agreements to repurchase. See Note 5 to "Summary Financial Information."

  There are no contractual restrictions on the ability of the Company or its subsidiaries to incur additional secured or unsecured debt. However, borrowings by certain subsidiaries, including MLPF&S, are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies.

  Since the Company is a holding company, the right of the Company, and hence the right of creditors of the Company (including the holders of the STRYPES), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to the Company are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies.

PURCHASE CONTRACT

  Pursuant to the Purchase Contract described under "Certain Arrangements With NML," the Company will purchase from NML immediately prior to the Maturity Date of the STRYPES a number of shares of MGIC Common Stock equal to the number required by the Company to pay and discharge all of the STRYPES (including any STRYPES issued pursuant to the over-allotment option granted by the Company to the Underwriter). In lieu of delivering shares of MGIC Common Stock, NML has the option, exercisable in its sole discretion, to require that obligations under the Purchase Contract be satisfied by a cash payment or net cash settlement based upon the value of such number of shares of MGIC Common Stock at the Maturity Price. Such option, if exercised by NML, must be exercised with respect to all shares of MGIC Common Stock deliverable pursuant to the Purchase Contract.

  In the event NML does not perform under the Purchase Contract, the Company will be required to otherwise acquire shares of MGIC Common Stock for delivery to the holders of the STRYPES, unless it elects to exercise its option to deliver cash with an equal value.

SECURITIES DEPOSITORY

  Upon issuance, all STRYPES will be represented by one or more fully registered global securities (the "Global Notes"). Each such Global Note will be deposited with, or on behalf of, The Depository Trust Company, as Securities Depository, and registered in the name of the Securities Depository or a nominee thereof. Unless and until it is exchanged in whole or in part for STRYPES in definitive form under the limited circumstances described below, no Global Note may be transferred except as a whole by the Securities Depository to a nominee of such Securities Depository or by a nominee of such Securities Depository to such Securities Depository or another nominee of such Securities Depository or by such Securities Depository or any such nominee to a successor of such Securities Depository or a nominee of such successor.

  The Securities Depository has advised the Company as follows: The Securities Depository is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Securities Depository was created to hold securities of its participants ("Participants") and to facilitate the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. The Securities Depository's Participants include securities brokers and dealers (including MLPF&S), banks, trust companies, clearing corporations, and certain other organizations.

  The Securities Depository is owned by a number of Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Securities Depository book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

  Purchases of STRYPES must be made by or through Participants, which will receive a credit on the records of the Securities Depository. The ownership interest of each actual purchaser of each STRYPES ("Beneficial Owner") is in turn to be recorded on the Participants' or Indirect Participants' records. Beneficial Owners will not receive written confirmations from the Securities Depository of their purchase, but Beneficial Owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Ownership of beneficial interest in such Global Note will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Securities Depository (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons held through Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Notes.

  So long as the Securities Depository, or its nominee, is the registered owner of a Global Note, the Securities Depository or its nominee, as the case may be, will be considered the sole owner or holder of the STRYPES represented by such Global Note for all purposes under the Indenture. Except as provided below, Beneficial Owners in a Global Note will not be entitled to have the STRYPES represented by such Global Notes registered in their names, will not receive or be entitled to receive physical delivery of the STRYPES in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of the Securities Depository and, if such Person is not a Participant, on the procedures of the Participant through which such Person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in such a Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, the Securities Depository would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the Securities Depository to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Payment of any amount with respect to STRYPES registered in the name of the Securities Depository or its nominee will be made to the Securities Depository or its nominee, as the case may be, as the holder of the Global Notes representing such STRYPES. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests or for supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that the Securities Depository, upon receipt of any payment in respect of a Global Note, will credit the accounts of the Participants with payment in amounts proportionate to their respective holdings of beneficial interest in such Global Note as shown on the records of the Securities Depository. The Company also expects that payments by Participants to Beneficial Owners will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participants.

  If (x) the Securities Depository is at any time unwilling or unable to continue as Securities Depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that the Global Notes shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the STRYPES, the Company will issue STRYPES in definitive form in exchange for all of the Global Notes representing the STRYPES. Such definitive STRYPES shall be registered in such name or names as the Securities Depository shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Securities Depository from Participants with respect to ownership of beneficial interests in such Global Notes.

MERGER AND CONSOLIDATION

  The Company may consolidate or merge with or into any other corporation, and the Company may sell, lease or convey all or substantially all of its assets to any corporation, provided that (i) the corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received such assets shall be a corporation organized and existing under the laws of the United States of America or a state thereof and shall assume the due and punctual delivery or payment of the shares of MGIC Common Stock (or cash with an equal value) in respect of, and interest on, the STRYPES and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company, and (ii) the Company or such successor corporation, as the case may be, shall not immediately thereafter be in default under the Indenture.

  Except as provided above, there are no "event risk" or similar provisions of the Indenture or the STRYPES that are intended to afford protection to holders in the event of a merger or other significant corporate event involving the Company.

LIMITATIONS UPON LIENS

  The Indenture provides that the Company may not, and may not permit any Subsidiary (defined in the Indenture as any corporation of which at the time of determination the Company and/or one or more Subsidiaries owns or controls directly or indirectly more than 50% of the shares of Voting Stock) to, create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance (except for certain liens specifically permitted by the Indenture) on the Voting Stock owned directly or indirectly by the Company of any Subsidiary (other than a Subsidiary which, at the time of incurrence of such secured indebtedness, has a net worth of less than $3,000,000) without making effective provision whereby the Outstanding STRYPES will be secured equally and ratably with such secured indebtedness.

LIMITATIONS ON DISPOSITION OF VOTING STOCK OF, AND MERGER AND SALE OF ASSETS BY, MLPF&S

  The Indenture provides that the Company may not sell, transfer or otherwise dispose of any Voting Stock of MLPF&S or permit MLPF&S to issue, sell or otherwise dispose of any of its Voting Stock, unless, after giving effect to any such transaction, MLPF&S remains a Controlled Subsidiary (defined in the Indenture to mean a corporation more than 80% of the outstanding shares of Voting Stock of which are owned directly or indirectly by the Company). In addition, the Indenture provides that the Company may not permit MLPF&S to (i) merge or consolidate, unless the surviving company is a Controlled Subsidiary, or (ii) convey or transfer its properties and assets substantially as an entirety, except to one or more Controlled Subsidiaries.

EVENTS OF DEFAULT

  Each of the following will constitute an Event of Default under the Indenture with respect to the STRYPES: (a) failure to pay and discharge the STRYPES with MGIC Common Stock or, if the Company so elects, to pay an equivalent amount in cash in lieu thereof when due; (b) failure to pay any interest on any STRYPES when due, continued for 30 days; (c) failure to perform any other covenant of the Company in the Indenture, continued for 60 days after written notice has been given to the Company by the Trustee, or to the Company and the Trustee by the holders of at least 10% of the aggregate issue price of the Outstanding STRYPES, as provided in the Indenture; and (d) certain events in bankruptcy, insolvency or reorganization of the Company.

  If an Event of Default (other than an Event of Default described in clause
(d) of the immediately preceding paragraph) with respect to the STRYPES shall occur and be continuing, either the Trustee or the holders of at least 25% of the aggregate issue price of the Outstanding STRYPES by notice as provided in the Indenture may declare an amount equal to the issue price of all the STRYPES to be immediately due and payable in cash. If an Event of Default described in said clause (d) shall occur, an amount equal to the issue price of all the STRYPES will become immediately due and payable in cash without any declaration or other action on the part of the Trustee or any holder. After such acceleration, but before a judgment or decree based on acceleration, the holders of a majority of the aggregate issue price of the Outstanding STRYPES may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of the amount equal to the issue price of all the STRYPES due by reason of such acceleration, have been cured or waived as provided in the Indenture. See "Modification and Waiver" below.

  Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of STRYPES, unless such holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to such provisions for the indemnification of the Trustee, the holders of a majority of the aggregate issue price of the STRYPES will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the STRYPES.

  The Company will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the fulfillment of any of its obligations under the Indenture and, if so, specifying all such known defaults.

  The STRYPES and other series of Senior Debt Securities issued under the Indenture do not have the benefit of any cross-default provisions with other indebtedness of the Company.

MODIFICATION AND WAIVER

  Modifications of and amendments to the Indenture affecting the STRYPES may be made by the Company and the Trustee with the consent of the holders of 66 2/3% of the aggregate issue price of the Outstanding STRYPES; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding STRYPES affected thereby, (a) change the Maturity Date or the Stated Maturity of any installment of interest on any STRYPES or reduce the amount of MGIC Common Stock payable with respect to any STRYPES (or reduce the amount of cash payable in lieu thereof), (b) reduce the amount of interest payable on any STRYPES or reduce the amount of cash payable with respect to any STRYPES upon acceleration of the Maturity thereof, (c) change the place or currency of payment of interest on, or any amount of cash payable with respect to, any STRYPES, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any STRYPES, including the payment of MGIC Common Stock with respect to any STRYPES, (e) reduce the percentage of the aggregate issue price of Outstanding STRYPES, the consent of whose holders is required to modify or amend the Indenture, (f) reduce the percentage of the aggregate issue price of Outstanding STRYPES necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (g) modify such provisions with respect to modification and waiver.

  The holders of a majority of the aggregate issue price of the STRYPES may waive compliance by the Company with certain restrictive provisions of the Indenture. The holders of a majority of the aggregate issue price of the STRYPES may waive any past default under the Indenture, except a default in the payment of MGIC Common Stock with respect to any STRYPES, or the payment of cash payable in lieu thereof, or in the payment of interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each Outstanding STRYPES affected.

GOVERNING LAW

  The Indenture and the STRYPES will be governed by, and construed in accordance with, the laws of the State of New York.

LISTING

  The STRYPES have been approved for listing on the NYSE, subject to official notice of issuance.

                         CERTAIN ARRANGEMENTS WITH NML

  Pursuant to the Purchase Contract, the Company is obligated to purchase from NML immediately prior to maturity of the STRYPES, at an aggregate purchase price equal to the total issue price for the STRYPES, less the total underwriting discount, plus an adjustment for an interest differential factor, a number of shares of MGIC Common Stock equal to the number required by the Company to pay and discharge all of the STRYPES (including any STRYPES issued pursuant to the over-allotment option granted by the Company to the Underwriter). In lieu of delivering shares of MGIC Common Stock, NML has the option, exercisable in its sole discretion, to require that obligations under the Purchase Contract be satisfied by a cash payment or net cash settlement based upon the value of such number of shares of MGIC Common Stock at the Maturity Price. Such option, if exercised by NML, must be exercised with respect to all shares of MGIC Common Stock deliverable pursuant to the Purchase Contract. The Company has agreed with NML that, without the prior consent of NML, it will not amend the Indenture to increase the consideration that NML is obligated to deliver pursuant to the Purchase Contract. The Company has also agreed to pay and discharge the STRYPES by delivering to the holders thereof on the Maturity Date the form of consideration that it receives from NML under the Purchase Contract.

  The Purchase Contract does not contain any restriction on the ability of NML to sell, pledge or otherwise convey all or any portion of the MGIC Common Stock held by it, and no such shares of MGIC Common Stock will be pledged or otherwise held in escrow for use at maturity of the STRYPES. In the event of a significant sale, pledge or conveyance by NML, or an insolvency or liquidation of NML (in which case the MGIC Common Stock, if any, owned by NML will be subject to the claims of policyholders and/or creditors of NML), the Company may be more likely to deliver to a holder of STRYPES cash in lieu of MGIC Common Stock.

  Until such time, if any, as NML shall have delivered shares of MGIC Common Stock to the Company at maturity of the STRYPES pursuant to the terms of the Purchase Contract, NML will retain all ownership rights with respect to the MGIC Common Stock held by it (including, without limitation, voting rights and rights to receive any dividends or other distributions in respect thereof).

  NML has no obligations with respect to the STRYPES or amounts to be paid to holders thereof, including any obligation to take the needs of the Company or of holders of the STRYPES into consideration in determining whether to deliver shares of MGIC Common Stock or cash or for any other reason. The Purchase Contract between the Company and NML is a commercial transaction and does not create any rights in, or for the benefit of, any third party, including any holder of STRYPES.

  In the event NML does not perform under the Purchase Contract, the Company will be required to otherwise acquire shares of MGIC Common Stock for delivery to the holders of the STRYPES, unless it elects to exercise its option to deliver cash with an equal value.

  For more information regarding the relationship between NML and MGIC Investment and the MGIC Common Stock that may be delivered to the holders of STRYPES on the Maturity Date, see the MGIC Prospectus which accompanies this Prospectus.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  Set forth in full below is the opinion of Brown & Wood, counsel to the Company, as to certain United States Federal income tax consequences of the purchase, ownership and disposition of the STRYPES. Such opinion is based upon laws, regulations, rulings and decisions now in effect (or, in the case of certain regulations, in proposed form), all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with STRYPES held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, or persons holding STRYPES as a hedge against currency risks or as a position in a "straddle" for tax purposes. It also does not deal with holders of STRYPES other than original purchasers thereof (except where otherwise specifically noted herein). The following discussion also does not address the tax consequences of investing in the STRYPES arising under the laws of any state, local or foreign jurisdiction. Persons considering the purchase of the STRYPES should consult their own tax advisors concerning the application of the United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the STRYPES arising under the laws of any other taxing jurisdiction.

  As used herein, the term "U.S. Holder" means a beneficial owner of a STRYPES that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source or
(iv) any other person whose income or gain in respect of a STRYPES is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a beneficial owner of a STRYPES that is not a U.S. Holder.

GENERAL

  There are no statutory provisions, regulations (except possibly the Proposed Regulations as described below), published rulings or judicial decisions addressing or involving the characterization, for United States Federal income tax purposes, of the STRYPES or securities with terms substantially the same as the STRYPES. Accordingly, the proper United States Federal income tax characterization and treatment of the STRYPES is uncertain. Pursuant to the terms of the Indenture, the Company and any holder of a STRYPES agree to treat each STRYPES as a unit (a "Unit") consisting of (i) a debt instrument (the "Debt Instrument") with a fixed principal amount unconditionally payable on the Maturity Date equal to the issue price of the STRYPES and bearing interest at the stated interest rate on the STRYPES and (ii) a forward purchase contract (the "Forward Contract") pursuant to which the holder agrees to use the principal payment due on the Debt Instrument to purchase on the Maturity Date the MGIC Common Stock which the Company is obligated to deliver at that time (subject to the Company's right to deliver cash with an equal value in lieu of the MGIC Common Stock). Therefore, the Company currently intends to treat each STRYPES as a Unit consisting of the Debt Instrument and the Forward Contract for United States Federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service ("IRS") in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization and treatment of the STRYPES for United States Federal income tax purposes. In the opinion of Brown & Wood, counsel to the Company, such characterization and tax treatment of the STRYPES, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the IRS, will not result in the imposition of penalties.

  Prospective investors in the STRYPES should be aware, however, that no ruling is being requested from the IRS with respect to the STRYPES, the IRS is not bound by the characterization of each STRYPES by the Company and the holders thereof as a Unit consisting of the Debt Instrument and the Forward Contract, and the IRS could possibly assert a different position as to the proper United States Federal income tax characterization and treatment of the STRYPES. For instance, it is possible that the IRS could assert that each STRYPES should be treated entirely as a single debt instrument of the Company for United States Federal income tax purposes. Except where otherwise specifically provided herein, the following discussion of the principal United States Federal income tax consequences of the purchase, ownership and disposition of the STRYPES is based upon the assumption that each STRYPES will be characterized and treated as a Unit consisting of the Debt Instrument and the Forward Contract for United States Federal income tax purposes. As discussed in greater detail herein, if the STRYPES are not in fact ultimately characterized and treated as a Unit consisting of the Debt Instrument and the Forward Contract for United States Federal income tax purposes, then the United States Federal income tax treatment of the purchase, ownership and disposition of the STRYPES could significantly differ from the treatment discussed immediately below with the result that the timing and character of income, gain or loss recognized on a STRYPES could significantly differ from the timing and character of income, gain or loss recognized on a STRYPES had each STRYPES in fact been characterized and treated as a Unit consisting of the Debt Instrument and the Forward Contract for United States Federal income tax purposes.

U.S. HOLDERS

  As previously discussed, pursuant to the terms of the Indenture, the Company and any holder of a STRYPES agree to treat each STRYPES as a Unit consisting of the Debt Instrument and the Forward Contract. Consistent with this treatment of the STRYPES, pursuant to the terms of the Indenture, a U.S. Holder of a STRYPES will be required to include currently in income payments denominated as interest that are made with respect to a STRYPES in accordance with such U.S. Holder's regular method of tax accounting. Furthermore, pursuant to the agreement contained in the Indenture to treat each STRYPES as a Unit consisting of the Debt Instrument and the Forward Contract, any holder of a STRYPES agrees to allocate the purchase price paid by such holder to acquire the STRYPES between the two components of the Unit (i.e., the Debt Instrument and the Forward Contract) based upon their relative fair market values (as determined on the purchase date). The portion of the total purchase price so allocated by the holder to each component of the Unit will generally constitute the holder's initial tax basis for each such component of the Unit. Accordingly, in the event that the fair market value of the Debt Instrument (as determined on the purchase date) exceeds the purchase price paid by the holder to acquire the STRYPES, the holder would be deemed to have acquired the Debt Instrument for an amount equal to the fair market value of the Debt Instrument (as determined on the purchase date) and would be deemed to have assumed the Forward Contract component of the STRYPES in exchange for a payment in an amount equal to the excess of the fair market value of the Debt Instrument (as determined on the purchase date) over the purchase price paid by the holder to acquire the STRYPES. In such event, such deemed payment received by the holder in respect of the Forward Contract should only be includible in income by the holder as an additional amount realized with respect to the Forward Contract on the earlier of the sale or other disposition of the STRYPES by the holder or the Maturity Date (which would increase the amount of gain or decrease the amount of loss realized with respect to the Forward Contract). Pursuant to the terms of the Indenture, with respect to acquisitions of STRYPES in connection with the original issuance
thereof, the Company and the holders agree to allocate $    of the entire
initial purchase price of a STRYPES (i.e., the issue price of a STRYPES) to
the Debt Instrument component and to allocate the remaining $    of the entire
initial purchase price of a STRYPES to the Forward Contract component. Based upon the foregoing, pursuant to the agreement to treat each STRYPES as a Unit consisting of the Debt Instrument and the Forward Contract, a holder who acquires a STRYPES in connection with the original issuance thereof, will have agreed to treat such acquisition of the STRYPES by the holder as a purchase of
the Debt Instrument by the holder for $    and the making of an initial
payment by the holder with respect to the Forward Contract of $   .

  Under general principles of current United States Federal income tax law, payments of interest on a debt instrument (e.g., the Debt Instrument) generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). In addition, a debt instrument will be treated as having been issued with original issue discount for United States Federal income tax purposes to the extent that the stated redemption price at maturity of the debt instrument (generally the debt instrument's stated principal amount) exceeds the debt instrument's issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the debt instrument's stated redemption price at maturity multiplied by the number of complete years to maturity from its issue date). Pursuant to the agreement to treat each STRYPES as a Unit consisting of the Debt Instrument and the Forward Contract, each such Debt Instrument component will be treated for these
purposes as having an issue price equal to $   . Since the stated redemption
price at maturity of each such Debt Instrument component (i.e., $   ) does not
exceed its issue price (i.e., $   ) by an amount that is equal to or greater
than $    (i.e., the applicable de minimis amount), the Debt Instrument component of each Unit will not be treated as having been issued with any original issue discount.

  Under the foregoing principles and in accordance with the agreement to treat each STRYPES as a Unit consisting of the Debt Instrument and the Forward Contract, the quarterly interest payments payable with respect to the STRYPES
at the stated interest rate of   % of the issue price of the STRYPES per annum
(the "Interest Payments") generally will be taxable to a U.S. Holder as ordinary interest income on the respective dates that such Interest Payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). On the Maturity Date, pursuant to the agreement to treat each STRYPES as a Unit consisting of the Debt Instrument and the Forward Contract, a U.S. Holder will recognize capital gain or loss with respect to the Debt Instrument in an amount equal to the difference, if any, between the principal amount of the Debt Instrument (i.e., the issue price of the STRYPES) and such U.S. Holder's adjusted tax basis in the Debt Instrument. Such capital gain or loss will generally be long-term capital gain or loss if the STRYPES has been held by the U.S. Holder for more than one year as of the Maturity Date. In addition, pursuant to the agreement to treat each STRYPES as a Unit consisting of the Debt Instrument and the Forward Contract, on the Maturity Date, if the Company delivers MGIC Common Stock upon payment of the STRYPES, a U.S. Holder will generally not realize any taxable gain or loss on the exchange, pursuant to the Forward Contract, of the principal amount of the Debt Instrument for the MGIC Common Stock. However, a U.S. Holder will generally be required to recognize taxable gain or loss with respect to any cash received in lieu of fractional shares. The amount of such gain or loss recognized by a U.S. Holder will be equal to the difference, if any, between the amount of cash received by the U.S. Holder and the portion of the sum of the principal amount of the Debt Instrument and the U.S. Holder's tax basis in the Forward Contract that is allocable to the fractional shares. Any such taxable gain or loss will be treated as short-term capital gain or loss. A U.S. Holder will have an initial tax basis in any MGIC Common Stock received on the Maturity Date in an amount equal to the sum of the principal amount of the Debt Instrument and the U.S. Holder's tax basis in the Forward Contract less the portion of such sum that is allocable to any fractional shares (as described above) and will realize taxable gain or loss with respect to such MGIC Common Stock received on the Maturity Date only upon the subsequent sale or disposition by the U.S. Holder of such MGIC Common Stock. In addition, a U.S. Holder's holding period for any MGIC Common Stock received by such U.S. Holder on the Maturity Date will begin on the day immediately following the Maturity Date and will not include the period during which the U.S. Holder held such STRYPES.

  Alternatively, pursuant to the agreement to treat the STRYPES as a Unit consisting of the Debt Instrument and the Forward Contract, if the Company pays the STRYPES in cash on the Maturity Date, a U.S. Holder will recognize taxable gain or loss on the Maturity Date with respect to the Forward Contract (in addition to any gain or loss recognized with respect to the Debt Instrument as described above) in an amount equal to the difference, if any, between the total amount of cash received by such U.S. Holder on the Maturity Date and an amount equal to the sum of the principal amount of the Debt Instrument and the U.S. Holder's tax basis in the Forward Contract. It is uncertain whether such gain or loss would be treated as capital or ordinary. If such gain or loss is properly treated as capital, then such gain or loss will be treated as long-term capital gain or loss if the STRYPES has been held by the U.S. Holder for more than one year as of the Maturity Date. If such gain or loss is properly treated as ordinary gain or loss, it is possible that the deductibility of any loss recognized on the Maturity Date with respect to the Forward Contract by a U.S. Holder who is an individual could be subject to the limitations applicable to miscellaneous itemized deductions provided for under Section 67(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In general, Section 67(a) of the Code provides that an individual may only deduct miscellaneous itemized deductions for a particular taxable year to the extent that the aggregate amount of the individual's miscellaneous itemized deductions for such taxable year exceed two percent of the individual's adjusted gross income for such taxable year (although, the miscellaneous itemized deductions allowable to high-income individuals are generally subject to further limitations). Prospective investors in the STRYPES are urged to consult their own tax advisors concerning the character of any gain or loss realized on the Maturity Date with respect to the Forward Contract in the event that the Company elects to pay the STRYPES in cash on the Maturity Date as well as the deductibility of any such loss.

  Pursuant to the agreement to treat each STRYPES as a Unit consisting of the Debt Instrument and the Forward Contract, upon the sale or other disposition of a STRYPES prior to the Maturity Date, a U.S. Holder generally will be required to allocate the total amount realized by such U.S. Holder upon such sale or other disposition between the two components of the Unit (i.e., the Debt Instrument and the Forward Contract) based upon their relative fair market values (as determined on the date of disposition). Accordingly, in the event that the fair market value of the Debt Instrument (as determined on the date of disposition) exceeds the actual amount realized by the U.S. Holder upon the sale or other disposition of a STRYPES prior to the Maturity Date, the U.S. Holder would be deemed to have sold the Debt Instrument for an amount equal to the fair market value of the Debt Instrument (as determined on the date of disposition) and would be deemed to have made a payment to the purchaser of the STRYPES in exchange for such purchaser's assumption of the Forward Contract in an amount equal to the excess of the fair market value of the Debt Instrument (as determined on the date of disposition) over the actual amount realized by the U.S. Holder upon such sale or disposition of the STRYPES. A U.S. Holder will generally be required to recognize taxable gain or loss with respect to each such component in an amount equal to the difference, if any, between (or, in some cases, the sum of) the amount realized (or paid) with respect to each such component upon the sale or disposition of the STRYPES (as determined in the manner described above) and the U.S. Holder's adjusted tax basis in each such component. Any such gain or loss will generally be treated as long-term capital gain or loss if the U.S. Holder has held the STRYPES for more than one year at the time of disposition.

  As previously discussed, prospective investors in the STRYPES should be aware that the IRS is not bound by the characterization of the STRYPES by the Company and the holders thereof as a Unit consisting of the Debt Instrument and the Forward Contract, and the IRS could possibly assert a different position as to the proper United States Federal income tax characterization and treatment of the STRYPES. For instance, it is possible that the IRS could assert that each STRYPES should be treated entirely as a single debt instrument of the Company for United States Federal income tax purposes.

  If the STRYPES were ultimately characterized and treated entirely as debt instruments of the Company for United States Federal income tax purposes, then the timing and character of income, gain or loss recognized on a STRYPES would differ from the timing and character of income, gain or loss recognized on a STRYPES had each STRYPES in fact been characterized and treated for United States Federal income tax purposes as a Unit consisting of the Debt Instrument and the Forward Contract. If the STRYPES were ultimately characterized and treated entirely as indebtedness of the Company for United States Federal income tax purposes, under general principles of current United States Federal income tax law, the Interest Payments generally would be taxable to a U.S. Holder as ordinary interest income on the respective dates that such Interest Payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). Under this same analysis and treatment of each STRYPES as a single debt instrument of the Company for United States Federal income tax purposes, under general principles of current United States Federal income tax law, if the fair market value (as determined on the Maturity Date) of the amount of MGIC Common Stock or cash payable on the Maturity Date with respect to a STRYPES exceeds the issue price thereof, such excess would be treated as contingent interest and generally would be includible in income by a U.S. Holder as ordinary interest on the Maturity Date

(regardless of the U.S. Holder's regular method of tax accounting). In addition, if the fair market value (as determined on the Maturity Date) of the amount of MGIC Common Stock or cash payable on the Maturity Date with respect to a STRYPES exceeds the issue price thereof, then such STRYPES would be treated as having been retired on the Maturity Date in exchange for an amount equal to the issue price thereof. If, however, the fair market value (as determined on the Maturity Date) of the amount of MGIC Common Stock or cash payable on the Maturity Date with respect to a STRYPES is equal to or less than the issue price thereof, then such STRYPES would be treated as having been retired on the Maturity Date in exchange for an amount equal to the fair market value (as determined on the Maturity Date) of the entire amount payable on the Maturity Date with respect to such STRYPES and no portion of the amount payable on the Maturity Date with respect to such STRYPES would be treated as contingent interest. A U.S. Holder's initial tax basis in any MGIC Common Stock received by such U.S. Holder on the Maturity Date of a STRYPES would equal the fair market value (as determined on the Maturity Date) of the MGIC Common Stock received by such U.S. Holder. Furthermore, a U.S. Holder's holding period for any MGIC Common Stock received by such U.S. Holder on the Maturity Date of a STRYPES would begin on the day immediately following the Maturity Date and would not include the period during which the U.S. Holder held such STRYPES.

  Moreover, under this analysis and treatment of each STRYPES as a single debt instrument of the Company for United States Federal income tax purposes, upon the sale, exchange or retirement of a STRYPES, a U.S. Holder generally would recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid Interest Payments) and such U.S. Holder's adjusted tax basis in the STRYPES. A U.S. Holder's adjusted tax basis in a STRYPES generally would equal such U.S. Holder's initial investment in the STRYPES (as adjusted pursuant to the market discount and bond premium rules described below). Such gain or loss generally would be long-term capital gain or loss if the STRYPES were held by the U.S. Holder for more than one year (subject to the market discount rules, as discussed below). It is possible, however, that under this analysis and treatment of the STRYPES the IRS could assert that any amounts realized upon the sale or exchange of a STRYPES prior to the Maturity Date in excess of the STRYPES's issue price constitutes ordinary interest income (subject to the bond premium rules, as discussed below). Nonetheless, if the STRYPES were ultimately characterized and treated entirely as indebtedness of the Company for United States Federal income tax purposes, although the matter is not free from doubt, in the opinion of Brown & Wood, counsel to the Company, under current law, any gain realized upon the sale or exchange of a STRYPES prior to the Maturity Date should be treated entirely as capital gain (subject to the market discount rules, as discussed below).

  Prospective investors in the STRYPES should also be aware that on December 15, 1994, the Treasury Department issued proposed regulations (the "Proposed Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments. In the event that the STRYPES were characterized and treated entirely as debt instruments of the Company for United States Federal income tax purposes, the STRYPES would be treated as contingent payment debt instruments. The Proposed Regulations, however, are proposed to only be effective 60 days after the date on which the Proposed Regulations are published as final Treasury regulations. Accordingly, due to the proposed prospective effective date of the Proposed Regulations, if ultimately adopted in their current form, the Proposed Regulations would not apply to the STRYPES even if the STRYPES were characterized and treated entirely as debt instruments of the Company for United States Federal income tax purposes. Furthermore, proposed Treasury regulations are not binding upon either the IRS or taxpayers prior to becoming effective as temporary or final regulations. In general, if ultimately adopted in their current form, the Proposed Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of current United States Federal income tax law (as described immediately above). Prospective investors in the STRYPES are urged to consult their own tax advisers concerning the effect, if any, of the Proposed Regulations on their investment in the STRYPES.

  Prospective investors in the STRYPES should also be aware that it is possible that the ultimate characterization and treatment of the STRYPES for United States Federal income tax purposes could differ from the possible characterizations and treatments described herein with the result that the ultimate United States Federal income tax treatment of the purchase, ownership and disposition of the STRYPES could significantly differ from any of the treatments described herein.

  Despite the foregoing, as previously discussed, pursuant to the agreement contained in the Indenture to treat each STRYPES as a Unit consisting of the Debt Instrument and the Forward Contract, the Company, where required, currently intends to file information returns with the IRS treating each STRYPES as a Unit consisting of the Debt Instrument and the Forward Contract for United States Federal income tax purposes (as described above), in the absence of any change or clarification in the law, by regulation or otherwise, requiring another characterization and treatment of the STRYPES for United States Federal income tax purposes.

MARKET DISCOUNT AND PREMIUM

  In general, if a U.S. Holder purchases a debt instrument (e.g., the Debt Instrument component of a Unit) for an amount that is less than the principal amount thereof, the amount of the difference will be treated as "market discount," unless such difference is less than a specified de minimis amount (generally 1/4 of 1% of the debt instrument's stated principal amount multiplied by the number of complete years to maturity from the date the U.S. Holder purchased such debt instrument).

  Under the market discount rules, a U.S. Holder will be required to treat any gain realized on the sale, exchange, retirement or other disposition of a debt instrument as ordinary income to the extent of the lesser of (i) the amount of such realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such debt instrument at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity of the debt instrument, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

  A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a debt instrument with market discount until the maturity of the debt instrument or its earlier disposition in a taxable transaction and certain nontaxable transactions, because a current deduction is only allowed to the extent that the interest expense exceeds an allocable portion of the market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest income for United States Federal income tax purposes and a U.S. Holder would increase its tax basis in a debt instrument by the amount of any such currently included market discount. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

  In general, if a U.S. Holder purchases a debt instrument for an amount that is greater than the principal amount thereof, such U.S. Holder will be considered to have purchased the debt instrument with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the debt instrument and may offset ordinary interest otherwise required to be included in respect of the debt instrument during any taxable year by the amortized amount of such premium for such year (or, prior years, if such amortized premium for prior years has not yet offset interest) and would reduce its tax basis in the debt instrument by the amount of any such interest offset taken. Such election, if made, would apply to all debt instruments held by the U.S. Holder at the beginning of the taxable year to which such election applies and to all debt instruments acquired by the U.S. Holder thereafter. Such election would also be irrevocable once made, unless the U.S. Holder making such an election obtains the express written consent of the IRS to revoke such election.

MISCELLANEOUS TAX MATTERS

  Special tax rules may apply to persons holding a STRYPES as part of a "synthetic security" or other integrated investment, or as part of a straddle, hedging transaction or other combination of offsetting positions.

For instance, Section 1258 of the Code may possibly require certain U.S. Holders of the STRYPES who enter into hedging transactions or offsetting positions with respect to the STRYPES to treat all or a portion of any gain realized on the STRYPES as ordinary income in instances where such gain may have otherwise been treated as capital gain. U.S. Holders hedging their positions with respect to the STRYPES or otherwise holding their STRYPES in a manner described above should consult their own tax advisors regarding the applicability of Section 1258 of the Code, or any other provision of the Code, to their investment in the STRYPES.

NON-U.S. HOLDERS

  Based on the treatment of each STRYPES as a Unit consisting of the Debt Instrument and the Forward Contract, in the case of a non-U.S. Holder, payments made with respect to the STRYPES should not be subject to United States withholding tax, provided that such non-U.S. Holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of a STRYPES by a non-U.S. Holder will generally not be subject to United States Federal income tax if (i) such gain is not effectively connected with a United States trade or business of such non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by such individual in the United States and such individual does not have a "tax home" (as defined for United States Federal income tax purposes) in the United States.

  As discussed above, alternative characterizations of the STRYPES for United States Federal income tax purposes are possible. Should an alternative characterization of the STRYPES, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the STRYPES to become subject to withholding tax, the Company will withhold tax at the statutory rate. Prospective non-U.S. Holders of the STRYPES should consult their own tax advisors in this regard.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  A beneficial owner of a STRYPES may be subject to information reporting and to backup withholding at a rate of 31 percent of certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

  Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), and the Underwriter has agreed to purchase from the Company, 5,000,000 STRYPES. Under the terms and conditions of the Underwriting Agreement, the Underwriter is committed to take and pay for all of the STRYPES, if any are taken.

  The Underwriter has advised the Company that it proposes initially to offer the STRYPES directly to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a
concession not to exceed $    per STRYPES. The Underwriter may allow, and such
dealers may reallow, a discount not to exceed $    per STRYPES to certain
other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  The Company has granted the Underwriter an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 750,000 additional STRYPES at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The Underwriter may exercise this option only to cover over-allotments, if any, made on the sale of the STRYPES offered hereby.

  MGIC Investment and its executive officers have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of MGIC Common Stock, securities convertible into, exchangeable for or repayable with such shares or rights or warrants to acquire such shares, for a period of 90 days after the date of this Prospectus without the prior written consent of the Underwriter. The foregoing agreement of MGIC Investment does not apply to MGIC Common Stock offered to MGIC Investment's employees under its existing employee benefit plans nor does it apply to rights with respect to MGIC Common Stock under a shareholder rights plan. NML has agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or cause to be filed a registration statement under the Securities Act with respect to, any shares of MGIC Common Stock, securities convertible into, exchangeable for or repayable with such shares or rights or warrants to acquire such shares, for a period of 90 days after the date of this Prospectus without the prior written consent of the Underwriter.

  European Reinsurance Company of Zurich ("European Reinsurance"), a stockholder of MGIC Investment, will be offering for sale 90,000 shares of MGIC Common Stock. Pursuant to an agreement between European Reinsurance and the Underwriter, such offering will not commence earlier than 30 days after the date of this Prospectus unless the consent of the Underwriter is obtained.

  The underwriting of the STRYPES will conform to the requirements set forth in the applicable sections of Schedule E to the By-Laws of the National Association of Securities Dealers, Inc.

  The STRYPES have been approved for listing on the NYSE, subject to official notice of issuance.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act relating to this Prospectus (including the documents incorporated by reference herein).

                            VALIDITY OF THE STRYPES

  The validity of the STRYPES offered hereby will be passed upon for the Company and for the Underwriter by Brown & Wood, New York, New York.

                                    EXPERTS

  The consolidated financial statements and related financial statement schedules of the Company and its subsidiaries included or incorporated by reference in the Company's 1994 Annual Report on Form 10-K, and incorporated by reference in this Prospectus, have been audited by Deloitte & Touche llp, independent auditors, as stated in their reports incorporated by reference herein. The information under the caption "Summary Financial Information" for each of the five years in the period ended December 30, 1994 included in this Prospectus and the Selected Financial Data under the captions "Operating Results," "Financial Position" and "Common Share Data" for each of the five years in the period ended December 30, 1994 included in the 1994 Annual Report to Stockholders of the Company, and incorporated by reference herein, has been derived from consolidated financial statements audited by Deloitte & Touche llp, as set forth in their reports incorporated by reference herein. Such consolidated financial statements and related financial statement schedules, such Summary Financial Information and Selected Financial Data appearing or incorporated by reference in this Prospectus and the Registration Statement of which this Prospectus is a part, have been included or incorporated herein by reference in reliance upon such reports of Deloitte & Touche llp given upon their authority as experts in accounting and auditing.

  With respect to unaudited interim financial information for the periods included in any of the Quarterly Reports on Form 10-Q which may be incorporated herein by reference, Deloitte & Touche llp have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in any such Quarterly Report on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche llp are not subject to the liability provisions of
Section 11 of the Securities Act for any such report on unaudited interim financial information because any such report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURI-TIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OF-FER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PRO-SPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Prospectus Summary.........................................................   3
Risk Factors...............................................................   7
Merrill Lynch & Co., Inc...................................................  10
Summary Financial Information..............................................  11
MGIC Investment Corporation................................................  17
Price Range of MGIC Common Stock and Dividends.............................  18
Use of Proceeds............................................................  18
Description of the STRYPES.................................................  19
Certain Arrangements With NML..............................................  27
Certain United States Federal Income Tax Considerations....................  28
Underwriting...............................................................  34
Validity of the STRYPES....................................................  35
Experts....................................................................  35

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               5,000,000 STRYPES

                                     LOGO

                           MERRILL LYNCH & CO., INC.

                                  % STRYPES SM

                           DUE AUGUST 15, 1998

                      PAYABLE WITH SHARES OF COMMON STOCK
                        OF MGIC INVESTMENT CORPORATION
                         (OR CASH WITH AN EQUAL VALUE)

                               ---------------

                                  PROSPECTUS

                               ---------------

                              MERRILL LYNCH & CO.

                               JULY  , 1995

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth all expenses in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except the registration fee and the NASD fee.

     Registration fee.................................................. $93,438
     Fees and expenses of accountants..................................     *
     Fees and expenses of counsel......................................     *
     NASD fee..........................................................  27,597
     Listing fees......................................................     *
     Blue Sky fees and expenses........................................     *
     Printing expenses.................................................     *
     Printing and engraving of Securities..............................     *
     Rating agency fees................................................     *
     Miscellaneous.....................................................     *
                                                                        -------
       Total........................................................... $   *
                                                                        =======

- --------
* To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  Article XIII, Section 2 of the Restated Certificate of Incorporation of the Registrant provides in effect that, subject to certain limited exceptions, the Registrant shall indemnify its directors and officers to the extent authorized or permitted by the General Corporation Law of the State of Delaware.

  The Form of Underwriting Agreement filed as Exhibit 1(a) provides for the indemnification of the Registrant, its controlling persons, its directors and certain of its officers by the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Form of Registration Agreement filed as Exhibit 1(b) provides for the indemnification of the Registrant and its controlling persons by MGIC Investment against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  The directors and officers of the Registrant are insured under policies of insurance maintained by the Registrant, subject to the limits of the policies, against certain losses arising from any claim made against them by reason of being or having been such directors or officers. In addition, the Registrant has entered into contracts with all of its directors providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

ITEM 16. LIST OF EXHIBITS.

   1(a)*--Form of Underwriting Agreement.

   1(b)*--Form of Registration Agreement.

   4(a)--Senior Indenture, dated as of April 1, 1983, as amended and restated, between the Company and Chemical Bank (successor by merger to Manufacturers Hanover Trust Company), incorporated herein by reference to Exhibit 99(c) to Registrant's Registration Statement on Form 8-A dated July 20, 1992.

   4(b)+--Form of Seventh Supplemental Indenture to the Senior Indenture between the Company and Chemical Bank (successor by merger to Manufacturers Hanover Trust Company).

   4(c)+--Form of certificate representing the STRYPES.

   5+--Opinion of Brown & Wood.

  10+--Form of Purchase Contract between the Company and The Northwestern
         Mutual Life Insurance Company relating to shares of MGIC Common
         Stock.

  12*--Computation of Ratio of Earnings to Fixed Charges.

  15*--Letter of Deloitte & Touche LLP regarding unaudited interim financial information.

  23(a)*--Consent of Deloitte & Touche LLP.

  23(b)+--Consent of Brown & Wood (included in Exhibit 5).

  24*--Powers of Attorney.

  25+--Form T-1 Statement of Eligibility under the Trust Indenture Act of
         1939 of Chemical Bank.

  99*--Report of Deloitte & Touche LLP with respect to certain financial data appearing in the Registration Statement.
- --------

* Previously filed.

+ Filed herewith.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON THE 10TH DAY OF JULY, 1995.

                                          Merrill Lynch & Co., Inc.

                                                    /s/ Daniel P. Tully
                                          By __________________________________
                                                      DANIEL P. TULLY
                                                  (CHAIRMAN OF THE BOARD
                                               AND CHIEF EXECUTIVE OFFICER)

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES WITH THE REGISTRANT INDICATED ON THE 10TH DAY OF JULY, 1995.

              SIGNATURE                             TITLE


         /s/ Daniel P. Tully              Chairman of the Board,
- -------------------------------------     Chief Executive Officer
          (DANIEL P. TULLY)               and Director

        /s/ David H. Komansky             President, Chief
- -------------------------------------     Operating Officer and
         (DAVID H. KOMANSKY)              Director

        /s/ Joseph T. Willett             Senior Vice President
- -------------------------------------     and Chief Financial
         (JOSEPH T. WILLETT)              Officer (Principal
                                          Financial and Accounting
                                          Officer)

                  *                                Director
- -------------------------------------
         (WILLIAM O. BOURKE)

                  *                                Director
- -------------------------------------
          (JILL K. CONWAY)

                  *                                Director
- -------------------------------------
       (STEPHEN L. HAMMERMAN)

                  *                                Director
- -------------------------------------
      (EARLE H. HARBISON, JR.)

              SIGNATURE                             TITLE


                  *                                Director
- -------------------------------------
         (GEORGE B. HARVEY)

                  *                                Director
- -------------------------------------
         (WILLIAM R. HOOVER)

                  *                                Director
- -------------------------------------
         (ROBERT P. LUCIANO)

                  *                                Director
- -------------------------------------
         (AULANA L. PETERS)

                  *                                Director
- -------------------------------------
        (JOHN J. PHELAN, JR.)

                  *                                Director
- -------------------------------------
         (WILLIAM L. WEISS)

        /s/ Joseph T. Willett
*By _________________________________
           ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
                                                                     NUMBERED
 EXHIBIT NO.                     DESCRIPTION                           PAGE
 -----------                     -----------                       ------------
    1(a)*    --Form of Underwriting Agreement.
    1(b)*    --Form of Registration Agreement.
    4(a)     --Senior Indenture, dated as of April 1, 1983, as
              amended and restated, between the Company and
              Chemical Bank (successor by merger to
              Manufacturers Hanover Trust Company), incorporated
              herein by reference to Exhibit 99(c) to
              Registrant's Registration Statement on Form 8-A
              dated July 20, 1992.
    4(b)+    --Form of Seventh Supplemental Indenture to the
              Senior Indenture between the Company and Chemical
              Bank (successor by merger to Manufacturers Hanover
              Trust Company).
    4(c)+    --Form of certificate representing the STRYPES.
    5+       --Opinion of Brown & Wood.
   10+       --Form of Purchase Contract between the Company and
              The Northwestern Mutual Life Insurance Company
              relating to shares of MGIC Common Stock.
   12*       --Computation of Ratio of Earnings to Fixed
              Charges.
   15*       --Letter of Deloitte & Touche LLP regarding
              unaudited interim financial information.
   23(a)*    --Consent of Deloitte & Touche LLP.
   23(b)+    --Consent of Brown & Wood (included in Exhibit 5).
   24*       --Powers of Attorney.
   25+       --Form T-1 Statement of Eligibility under the Trust
              Indenture Act of 1939 of Chemical Bank.
   99*       --Report of Deloitte & Touche LLP with respect to
              certain financial data appearing in the
              Registration Statement.

- --------

* Previously filed.

+ Filed herewith.